LEASE AGREEMENT

BETWEEN

MARKET 700, LLC,

AS LANDLORD,

AND

THE LACLEDE GROUP, INC.,

AS TENANT

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LEASE SUMMARY
When used in this Lease, the following terms shall have the indicated meanings:

1.	Effective Date:	January 21, 2014

2.	Landlord:	Market 700, LLC

3.	Landlord’s Notice Address:	c/o The Koman Group, L.L.C.
7700 Forsyth Boulevard, Suite 1210
St. Louis, Missouri 63105
Attention: Director of Asset Management

4.	Tenant:	The Laclede Group, Inc.

5.	Tenant’s Notice Address:
At the Demised Premises subsequent to the Lease Commencement Date
Attention: Director of Facilities
cc: General Counsel

Prior to the Lease Commencement Date:
720 Olive St., 15th Floor
St. Louis, Missouri 63101

Attention: Director of Facilities cc: General Counsel

6.	State of Tenant’s Incorporation:	Missouri

7.	Tenant’s FEIN:	74-2976504

8.
Demised Premises: The Project, containing 127,468 rentable square feet of space, and the entirety of the Building located on the Land, as well as the Land. The parties agree that the foregoing square footage calculation shall not contain any square footage located on the Lower Level of the Building.

9.	Land: The real property legally described on Exhibit A, attached hereto and incorporated herein by reference.

10.	Building: All of the improvements on the Land located in the City of St. Louis, Missouri, with an address of 700 Market Street, St. Louis, Missouri 63101.

11.	Project: The Land and all improvements on the Land including, without limitation, the Building.

12.
Common Areas: Those areas of the Building and surrounding portion of the Land which are not (or would not be if there were multiple tenants in the Building) exclusively used for Tenant’s operations in the Building, including, without limitation, basement, elevators, corridors, stairways and stairwells, halls, lobbies, entranceways, delivery passages, public restrooms, sidewalks, landscaping, outdoor improvements, receiving docks and other facilities within or external to the Building reasonably designated as such by Landlord from time to time.

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13.	Operating Expenses: Defined in Section 3.3(a)(2)(A) of this Lease.

14.	Term: A period of two hundred forty (240) Lease Months, commencing on the Lease Commencement Date. The Term shall also include any extension term, if applicable.

15.
Lease Commencement Date: The latest of: (a) fifty-one (51) days after Move-In Completion (as defined herein), (b) March 1, 2015 or (c) the date of Substantial Completion of both Landlord’s Work and Tenant’s Work.

16.
Permitted Use: General office purposes, including, but not limited to gas control center and call center operations, and ancillary uses such as kitchen facilities, and a fitness center and no other purpose. Landlord further agrees that, other than the space used for Landlord’s Office, Tenant may use the Lower Level for any legal purpose including, but not limited to, storage, training, a fitness center, locker rooms, showers and/or back office purposes. In all events, Tenant’s use of the Project shall at all times be subject to the terms of Section 36 of this Lease.

17.	Base Annual Rent:

Period	Base Annual Rental Rate (per rsf)	Base Annual Rent	Monthly Installment of Base Annual Rent
Lease Months 1-240	$25.25	$3,218,567.00	$268,213.92

18.
Tenant Improvement Allowance: Fifty and 00/100 Dollars ($50.00) per rentable square foot of the Demised Premises within the Building, plus Two and 50/100 Dollars ($2.50) per rentable square foot of the Demised Premises within the Building for lighting fixtures.

19.
Base Year: The twelve (12) month period commencing after “Full Occupancy”. As used herein, “Full Occupancy” shall mean the date at which the Tenant has occupied substantially all of the square footage within the Building but in no event later than four (4) months after the Move In Completion Date.

20.	Lease Month: Each calendar month, beginning on the Lease Commencement Date, and each successive calendar month thereafter during the Term.

21.	Landlord’s Broker: The Koman Group, L.L.C.

22.	Tenant’s Broker: Cresa St. Louis, Inc.

List of Exhibits:

Exhibit A -	Legal Description of the Land
Exhibit B -	Reserved
Exhibit C -	Operating Expenses
Exhibit D -	Landlord’s Work
Exhibit E -	Landlord’s Minimum Specification
Exhibit F -	Tenant’s Work Construction Provisions
Exhibit G -	Lease Commencement Certificate
Exhibit H -	Tenant’s Items
Exhibit I -	Schedule of Holidays

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Exhibit J -	Janitorial Specifications
Exhibit K -	Tax Schedule
Exhibit L-	Project Schedule

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LEASE AGREEMENT
THIS LEASE AGREEMENT (“Lease”) is made as of the Effective Date by and between Landlord and Tenant.
WITNESSETH:

1.	DEMISED PREMISES
1.1    For and in consideration of the covenants and agreements hereinafter set forth and the rent hereinafter specifically reserved hereinbelow, Landlord does hereby lease unto Tenant, and Tenant does hereby lease from Landlord the Demised Premises in the Building, and all other portions of the Project. Tenant’s occupancy of the Demised Premises shall be on an exclusive basis, subject to the conditions set forth herein.
1.2    Landlord shall construct the Landlord’s Work in accordance with the construction provisions set forth in Exhibit D including the Landlord’s Minimum Specifications set forth on Exhibit E. Tenant agrees that all work, including but not limited to Landlord’s Work and Tenant’s Work, to be performed within the Project and otherwise described in this Lease shall be subject to approval by the National Park Service, the IRS, the Missouri State Historic Preservation Office and the Missouri Department of Economic Development.
1.3    Landlord shall construct the Tenant’s Work in accordance with the final permit set of construction drawings approved by Landlord (“Final Construction Drawings”) pursuant to the construction provisions set forth in Exhibit F. “Tenant’s Work” as used in this Lease shall mean all improvements, work, and other finishes to the Demised Premises shown on the Final Construction Drawings except for Landlord’s Work. At least ten (10) business days after Substantial Completion of Tenant’s Work, Landlord and Tenant shall cooperate to execute a mutually agreeable “punch list” identifying any incomplete or unacceptable items in Landlord’s Work or Tenant’s Work. No later than thirty (30) days after the parties execution of said “punch list”, Landlord shall complete all items identified on said “punch list”; provided that Landlord shall have such additional time as is reasonably necessary to complete any items, so long as Landlord uses commercially reasonable efforts to promptly

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complete such item. Upon completion of all items identified on the “punch list,” Tenant shall execute a form acknowledging completion of Tenant’s Work. Notwithstanding anything to the contrary contained herein, any portion of Landlord’s Work or Tenant’s Work that is (x) located on the exterior of the Building, and (y) not necessary for the issuance of a final certificate of occupancy, shall be deemed to be a “punch list” item(s) if the same is incomplete upon Substantial Completion.
1.4    Subject to Force Majeure Delays and Tenant Delays (as such terms are herinafter defined), Tenant shall be provided non-exclusive access to the entire Demised Premises no later than January 8, 2015 (“Early Access Date”) for the purposes of installation of office supplies, files, furniture, fixtures and equipment (“Tenant’s FF&E”). On or before the Early Access Date, subject to Force Majeure and Tenant Delays, Landlord shall have “Move-In Completed” the Landlord’s Work and Tenant’s Work and obtained the approvals necessary so that Tenant shall be able to install the Tenant’s FF&E in the Demised Premises (“Move In Approvals”). Landlord’s Work and Tenant’s Work shall be deemed “Move-In Completed” or at “Move-In Completion” when all Move In Approvals have been received and upon satisfying all requirements for “Substantial Completion” other than (a) a final certificate of occupancy need not have been issued by the City of St. Louis, (b) a “Substantial Completion Certificate” (as defined below) will not have been executed, and (c) punch list items may be outstanding pursuant to Section 1.3. During such early access, except for the payment of Rent (as herinafter defined), Tenant shall be subject to all the terms and conditions of this Lease, including but not limited insurance requirements. Subsequent to the Early Access Date, Landlord shall have the right to access the Demised Premises to complete such minor work so long as Landlord does not materially interfere with the installation of Tenant’s FF&E. Prior to the Early Access Date, Tenant agrees that neither Tenant nor its contractors or subcontractors will materially interfere with the performance by Landlord, its contractors and subcontractors of the Landlord’s Work or Tenant’s Work.
2.    TERM
2.1    Term for Demised Premises; Lease Commencement Date; Occupancy Date. This Lease shall continue in force during the Term. The Term of this Lease is subject to any extension

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pursuant to the terms and conditions of this Lease, and any such extended term is considered part of the Term, unless the context clearly otherwise requires. Should the Lease Commencement Date fall on a date other than the first day of a month, Tenant may occupy the Demised Premises on such date (the “Occupancy Date”) and the Lease Commencement Date shall be deemed to be the first day of the following month. Tenant shall occupy the Demised Premises on the terms and conditions contained herein, except that the Base Annual Rent and any Additional Rent (as hereinafter defined) for the partial first month of occupancy shall be prorated based on the number of days following the Occupancy Date and preceding the Lease Commencement Date. The Lease Commencement Date (and the Occupancy Date if different) shall be specified in the Lease Commencement Certificate set forth on Exhibit G.
2.2    Tenant's Right to Extend Term. Provided there is no outstanding, uncured Event of Default (as hereinafter defined) at the time of election, Tenant shall have four (4) options to extend the Term effective for the entire Demised Premises for a period of five (5) years each, which may be exercised by providing Landlord written notice of Tenant’s election thereof at least fifteen (15) months prior to the end of the then existing Term (failure to timely provide such notice shall be deemed a waiver of such right). Tenant’s extension of the Term shall be on the same terms and conditions set forth in the Lease, except that the Base Annual Rent for the applicable renewal term shall be Fair Market Rent and the Base Year shall be the calendar year prior to the extension. “Fair Market Rent” shall mean the prevailing rental rate being the net effective rent (with a new Base Year) then being obtained in arms’ length transactions for comparable prominent buildings located in the City of St. Louis during the previous two-year period (the “Market”), taking into account the then current condition of the Building, rent escalations, tenant concessions (e.g., free rent, tenant improvement or refurbishment allowance and other cash allowances), length of term, size and location of the Demised Premises, operating expenses and other pass-throughs, brokerage commissions and other generally applicable terms and conditions prevailing. Landlord and Tenant shall each select a commercial real estate broker with a minimum of ten (10) years experience in the Market. Upon the selection of the brokers, each broker shall have ten (10) business days to calculate the Fair Market Rent then in effect for the Building from comparable lease

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rates in the Market in effect over the preceding twenty-four (24) months. In the event the higher of the calculations of Fair Market Rent is not more than one hundred seven percent (107%) of the lower calculation of Fair Market Rent, “Fair Market Rent” shall equal the average of the two calculations. In the event the higher of the calculations of Fair Market Rent is more than one hundred seven percent (107%) of the lower calculation of Fair Market Rent, the two brokers shall independently select a third broker who shall select, between the two original calculations, its preferred calculation which shall then be deemed to be “Fair Market Rent” for purposes of this Lease. Landlord and Tenant shall each bear the cost of the brokers it selects and shall split evenly the cost of the third independent broker, if such broker is required.
2.3     Landlord's Failure to Deliver.
(a)    If the Lease Commencement Date occurs after March 1, 2015 for any reason other than due to a Tenant Delay or Force Majeure Delay, Tenant shall be entitled to one day of Base Annual Rent credit for each day thereafter until the earlier of (i) the Lease Commencement Date or (ii) April 1, 2015. Provided further, in the event the Lease Commencement Date occurs after April 1, 2015 for any reason other than due to a Tenant Delay or Force Majeure, Tenant shall be entitled to two (2) days of Base Annual Rent credit for each day after April 1, 2015 until the Lease Commencement Date occurs. The Base Annual Rent Credits above shall be Tenant’s sole and exclusive remedy for the late occurrence of the Lease Commencement Date. The parties agree that the Term shall be extended by the same number of days for which Tenant received a rent credit. In no event shall Landlord be obligated to pay consequential damages. In the event that the Landlord desires to rely upon the occurrence of a Tenant Delay or Force Majeure to extend the required Premises delivery dates and Lease Commencement Date hereunder, the Landlord shall provide written notice to the Tenant of the Tenant Delay and Force Majeure providing specificity as to the occurrences and dates upon which such delay claim is based.
(b)    Subsequent to the Early Access Date, Tenant’s movers and installers of Tenant’s FF&E shall have primary access to the loading docks, the freight elevator and other building elevators

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subject only to minor work remaining for Landlord’s Work and Tenant’s Work. Tenant’s use of movers and installers shall be in accordance with Section 7.4 hereof.
(c)    In the event that Landlord has not achieved the Lease Commencement Date on or before January 1, 2016, subject to Tenant Delay and Force Majeure Delay, Tenant may by written notice to Landlord inform Landlord that Tenant will terminate this Lease effective as of the date thirty (30) days after such notice is delivered unless the Move-In Completion occurs prior to such date. In the event of such termination, Tenant may, at its option, remove any of Tenant’s FF&E within the Building.
2.4    Partial Delivery. If, following Move-In Completion, Tenant’s installation of Tenant’s FF&E on an accelerated basis results in a portion of the Demised Premises being eligible for occupancy according to all applicable governmental authorities, and Tenant, at its election commences business operations in such portions (“Doing Business”) prior to the Lease Commencement Date, Tenant shall: (a) pay a pro-rata portion of the Base Annual Rent for the space in which Tenant is Doing Business, (b) waive any right to receive a rent credit applicable to the space in which Tenant is Doing Business from and after the date Tenant takes delivery, and (c) not materially interfere with Landlord’s Work or Tenant’s Work, and agrees to be subject to: (i) Landlord’s right to access the space to complete the Landlord's Work and Tenant's Work; (ii) any noise, vibrations, fumes, odors, dust, debris and other nuisances that may arise in connection with the completion of Landlord’s Work and Tenant’s Work; and (iii) Landlord’s right to access the Building’s core. Moving in Tenant’s FF&E alone shall not in and of itself constitute Doing Business.
3.    RENT AND ADDITIONAL RENT
3.1    Rent. During the Term, Tenant shall pay to Landlord or to Landlord’s designated agent the Base Annual Rent and any other charges which become due and payable by Tenant hereunder (“Additional Rent”; collectively, Base Annual Rent and Additional Rent are referred to herein as the “Rent”). Whether a payment or charge is included hereunder within the scope of the definition of “Additional Rent” shall not be construed as determinative in any way as to whether such payment is

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considered “rent” for accounting purposes. In the event that any Base Annual Rent or the OpEx and Taxes Payment (as hereinafter defined) is payable for a partial calendar month or year, such amount shall be prorated to reflect only that portion of the Term within such month or year. All accrued unpaid amounts shall survive the Term.
3.2    Base Annual Rent. Commencing on the Lease Commencement Date, Tenant shall pay to Landlord the Base Annual Rent in twelve (12) equal monthly installments.
3.3    Operating Expenses.
(a)Operating Expenses and Taxes.
(1) the Term, in addition to the Base Annual Rent, Tenant shall pay to Landlord, as Additional Rent, in accordance with this Section: (i) Operating Expenses attributable to each Computation Year (as herinafter defined) in excess of the Operating Expenses incurred during the Base Year, and (ii) Taxes attributable to each Computation Year in excess of the Taxes incurred during the Base Year, subject to the gross up provisions set forth in Section 3.3(e) (“Tenant’s Taxes Payment”). Tenant’s Operating Expenses Payment and Tenant’s Taxes Payment are referred to herein collectively as the “OpEx and Taxes Payment.”
(2)    As used in this Lease, the following terms shall have the meanings specified:
(A)    "Operating Expenses” means all commercially reasonable costs and expenses paid or incurred by Landlord in connection with the ownership, operation, maintenance, management, replacement and repair of the Project, or any part thereof, as determined in accordance with generally accepted accounting principles (“GAAP”) or other generally accepted method of accounting for commercial office buildings, as consistently applied, including, without limitation, all the items set forth in Exhibit C, but expressly excluding certain items and expenses also set forth in Exhibit C. Operating Expenses for the Building are to be “net” only and for that purpose shall be deemed reduced by the amounts of any insurance reimbursement or recovery, other

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reimbursement, recoupment, payment discount, credit, reduction, allowance or the like received by or credited to Landlord, except as expressly provided otherwise herein.
(B)    "Taxes” means all real estate taxes and assessments attributable to the Project, whether general, special, ordinary or extraordinary, which shall include any form of tax, assessment (including any special or general assessments and any assessments or charges for Utilities (as hereinafter defined) or similar purposes included within any tax bill for the Building or the Land, or any part thereof, including, without limitation, entitlement fees, allocation unit fees and/or any similar fees or charges), fee, levy, penalty (if a result of Tenant’s delinquency), sales tax, rent tax, occupancy tax or other tax (other than net income, estate, succession, inheritance, transfer or franchise taxes or sales tax on Taxable Equipment (as defined below in this Section)), or license or business fees required by applicable laws to operate the Building imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is determined by the area of the Demised Premises, the Building and/or the Land, or any part thereof, or the Rent or rentals and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, (i) gross income or excise tax initially levied after the Lease Commencement Date by any of the foregoing authorities with respect to the receipt of Rent and/or other sums due under this Lease, if any (other than all federal and state income taxes), (ii) any tax levied upon any legal or equitable interest of Landlord in the Project or any part thereof; (iii) any tax levied upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Demised Premises, the Building and/or the Land; (iv) any tax levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Demised Premises, the Building and/or the Land, whether or not now customary or within the contemplation of the parties, including, without limitation, payments in lieu of taxes

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(“PILOTS”), at the full amount of such PILOTS without reduction or offset thereto; and (v) any tax levied on any fixtures, machinery, equipment or apparatus located on or affixed to the Building or the
Land and owned or leased and used by Landlord in connection with the Building and not in connection with services exclusively provided to a particular tenant or occupant of the Building (“Taxable Equipment”). Landlord hereby specifically reserves the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any Taxes. For the purpose of determining Taxes for any given Computation Year, the amount to be included for such Computation Year shall be the amount accrued, assessed or otherwise imposed for such Computation Year (without regard to when such Taxes are paid or due for payment). If a special assessment payable in installments is levied against the Building or the Land, Taxes for any year shall include only the installment of such assessment and any interest paid or incurred during such year. If, in any given Computation Year, the projected real estate taxes applicable to the Building (as calculated by multiplying the ad valorem City of St. Louis tax rate applicable to the Building for the prior Computation Year (as shown on such prior Computation Year tax bill) by the proposed assessed value of the Building for the current Computation Year according to the City of St. Louis Assessor’s Office) are less than the amount corresponding to such Computation Year on the schedule attached hereto as Exhibit K then Tenant shall have no right to appeal, contest, challenge or in any way request relief (including, but not limited to, tax abatement) from such proposed assessed value or tax burden, and Tenant hereby agrees to forbear and refrain from taking or permitting any action that would have any such effect. Tenant acknowledges that the Demised Premises is located within a “redevelopment area” (the “TIF Area”) established pursuant to Sections 99.800 through 99.865 of the Revised Statutes of Missouri, as amended (the “TIF Act”), and Ordinance Nos. 69645, 69646, and 69647 (collectively, the “TIF Ordinance”) of the City of St. Louis, Missouri (the “City”), such TIF Area to be

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further described in Development Documents (defined below). Pursuant to the terms of the TIF Act and the TIF Ordinance, the City captures certain incremental real property taxes and incremental economic activity taxes that the TIF Area generates, and then redirects that increment to reimburse certain redevelopment project costs related to the Demised Premises. The TIF as described in the TIF Ordinance is expected to expire on or before January 29, 2037. Other than the TIF Ordinance, Landlord shall not create or petition for the creation of or otherwise join in or consent to the creation of any special taxing districts or not-for-profit corporations having the power to levy new sales taxes, real estate taxes, business license fees or taxes or assessments or charges to which the Demised Premises could be subject, provided that in no way should such restriction require Landlord to take any action in opposition to any such new districts or corporations, nor shall it require Landlord to contest any increase in taxes, fees, assessments or charges levied by existing districts or corporations.
(C)    "Computation Year” shall mean each twelve (12) consecutive months period, commencing January 1 of each calendar year and ending December 31 of each calendar year during the Term. The calendar year in which the Lease Commencement Date occurs (or a portion thereof) shall constitute the first “Computation Year” as such term is used herein. Any portion of the Term remaining after the last full calendar year of the Term shall constitute the last “Computation Year” for purposes of this Lease.
(D)    "OpEx and Taxes Adjustment Deadline” shall mean the date which is eighteen (18) months after the expiration date or earlier termination of the Term. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligation to return, rebate or credit to Tenant any refund, rebate, or return of Operating Expenses or Taxes received by Landlord after the OpEx and Taxes Adjustment Deadline. Similarly, Tenant shall have no obligation to pay any OpEx and Taxes Payment to

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Landlord which are first billed by Landlord after the OpEx and Taxes Adjustment Deadline; provided, however, nothing contained herein shall be deemed to relieve Tenant from its liability to pay any OpEx and Taxes Payment which is billed by Landlord prior to the OpEx and Taxes Adjustment Deadline.
(b)    OpEx and and Taxes Payment.
(1)    Prior to May 1st of each Computation Year after the Lease Commencement Date during the Term, Landlord shall give to Tenant notice of Landlord’s estimate of the total OpEx and Taxes Payment that will be payable by Tenant for each such Computation Year. Tenant shall pay such estimated OpEx and Taxes Payment on a monthly basis in equal installments, in advance, on the first day of each month starting in January of the calendar year after the Base Year. Tenant shall continue to make such monthly payments until notified by Landlord of a change therein. If at any time, but no more frequently than once per Computation Year (except during the first partial and full Computation Years where Landlord may do so no more than twice), Landlord determines that the OpEx and Taxes Payment for any Computation Year will vary from Landlord’s estimate given to Tenant, Landlord, by notice to Tenant, may revise the estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate. Within one hundred fifty (150) days after the end of each Computation Year, Landlord shall provide to Tenant a statement showing the actual OpEx and Taxes Payment due to Landlord for such Computation Year. If the total of the estimated OpEx and Taxes Payment that Tenant has made for such Computation Year is less than the actual OpEx and Taxes Payment chargeable to Tenant for such Computation Year, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord. Any overpayment by Tenant of OpEx and Taxes Payment for such Computation Year shall, at Landlord’s written election to Tenant, be either credited towards the OpEx and Taxes Payment next due or returned to Tenant in a lump sum payment within ten (10) days after delivery of such statement.

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(2)    Landlord's then current annual operating and capital budgets for the Building and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant’s estimated OpEx and Taxes Payment for each Computation Year, subject to adjustment as provided in Section 3.3(b)(1). Even though the Term shall have expired and Tenant shall have vacated the Demised Premises, with respect to the Computation Year in which this Lease expires or terminates, Landlord shall deliver to Tenant its statement for such Computation Year in accordance with Section 3.3(a)(1), and Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated OpEx and Taxes Payment previously paid by Tenant, which amount shall be payable within thirty (30) days after Tenant’s receipt of such statement. Conversely, Landlord shall return to Tenant any overpayment of the estimated OpEx and Taxes Payment within thirty (30) days after delivery of such statement. Failure of Landlord to submit statements as called for herein shall not be deemed a waiver of Tenant’s obligation to pay the OpEx and Taxes Payment (estimated or actual) as herein provided (unless such statement is provided more than eighteen (18) months after the termination of this Lease) or a waiver of Tenant’s right to receive a refund.
(c)    Statements Binding. Every statement given by Landlord pursuant to Section 3.3(a(1) (“Landlord’s Statement”) shall be conclusive and binding upon Tenant, unless within one hundred twenty (120) days after the receipt of Landlord’s Statement Tenant shall notify Landlord that it disputes the correctness thereof and requests to conduct an audit (“Tenant’s Dispute Notice”). Pending the resolution of such dispute by agreement or otherwise, Tenant shall, within thirty (30) days after receipt of such statement, pay the OpEx and Taxes Payment in accordance with Landlord’s statement and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall forthwith pay Tenant the amount of Tenant’s overpayment of the OpEx and Taxes Payment resulting from compliance with Landlord’s statement.
(d)    Audit Rights. Provided Tenant timely delivers to Landlord Tenant’s Dispute Notice in accordance with the terms of Section 3.3(c), Tenant or its representative shall have the right, at

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Tenant’s sole cost and expense, upon at least thirty (30) days prior notice to Landlord, at any time during regular business hours, to audit Landlord’s records pertaining to the OpEx and Taxes Payment for the Computation Year to which such disputed statement is applicable. Such audit must be completed within ninety (90) days after Tenant’s receipt of Landlord’s Statement. If it is conclusively determined (as evidenced by the mutual written agreement of Landlord and Tenant or by a final unappealable court order) that Landlord overbilled Tenant by more than five percent (5%) for the OpEx and Taxes Payment for such Computation Year, then Landlord shall reimburse Tenant for the actual, documented out of pocket costs (not to exceed Five Thousand Dollars ($5,000)) paid by Tenant for such audit of the OpEx and Taxes Payment for such Computation Year, in addition to refunding the amount of such overbilling to Tenant. If it is conclusively determined (as evidenced by the mutual written agreement of Landlord and Tenant or by a final unappealable court order) that Landlord underbilled Tenant for the OpEx and Taxes Payment for such Computation Year, then Tenant shall pay Landlord the underbilled amount within thirty (30) days after such determination. Landlord, Tenant, its auditor, and the officers, employees and agents of each, shall treat such audit, including any compromise, settlement or adjustment between Landlord and Tenant, in strict confidence and shall not divulge the information contained in such records or the results of such audit to any person, entity, tenant or occupant of the Building other than Tenant’s attorneys, accountants and consultants, unless disclosure is required pursuant to any litigation between Landlord and Tenant in which the subject matter of the litigation involves such records or such audit of such records, or if required by Law.
(e)    Gross Up of Taxes. If the Project is not fully assessed throughout the Base Year, Taxes for the Base Year shall be deemed to be the amount that would have been levied had the Project been fully assessed in the Base Year.
(f)    Controllable Operating Expenses. The increase in Controllable Operating Expenses for each calendar year used to calculate Tenant’s Additional Rent due under this Section 3.3 shall not increase after the first full calendar year of the Term by more than four percent (4%) per year on a cumulative, compounded basis, over a base amount which shall be the actual amount of Controllable

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Operating Expenses for the Base Year. The term “Controllable Operating Expenses” shall mean all Operating Expenses other than Taxes, utility charges and insurance charges imposed by third party utility and insurance companies, respectively, snow and ice removal, and any other items out of Landlord’s control, including, but not limited to: market wide labor rate increases due to extraordinary circumstances, including boycotts and strikes, utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargos or other shortages.
3.4    Rent Payments. Payments of Base Annual Rent and any OpEx and Taxes Payment shall be paid in advance on the first (1st) day of each and every month during the Term, with appropriate proration for any partial months and provided that OpEx and Taxes Payment shall not be made until the first day of the eleventh (11th) month after the Lease Commencement Date. Base Annual Rent and any OpEx and Taxes Payment shall be paid at Tenant’s option by check or electronic funds transfer, per instructions to be provided by Landlord to Tenant, payable to Landlord or to such other person, firm or corporation as Landlord may designate in writing.
3.5     Rent Payments; Right to Cure Tenant’s Default. Any installment of Rent, which is not received by Landlord within five (5) days after written notice from Landlord to Tenant of the date due and payable, shall obligate Tenant to pay, as Additional Rent, a late fee equal to the amount owed with an interest cost of the lesser of the Prime Rate (as defined below) plus four (4%) percent or the maximum amount permitted by law for each and every month or part thereof that such amount remains delinquent, such Additional Rent to be payable no later than with the next monthly installment of Base Annual Rent, provided Landlord shall not be required to give such notice more than once in any calendar year. If an Event of Default by Tenant occurs in the making of any payment or the doing of any act herein required to be made or done by Tenant, then Landlord may (but shall not be required to), if Tenant fails to cure such Event of Default within the applicable cure period set forth in Section 20 of this Lease, make such payment or do such act, and the expense therefor incurred by Landlord shall be paid by Tenant to Landlord with interest accruing, at the lesser of Prime Rate plus four percent (4%) or the maximum amount permitted by law as long as such expense remains unpaid, and shall constitute Additional Rent

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hereunder due and payable with the next monthly installment of Base Annual Rent. The provisions of this Section shall not be deemed to affect Landlord’s right to pursue any of its remedies under Section 20 hereof. In addition, in the event any check or payment made by Tenant is not honored or is otherwise returned by Landlord’s bank, Tenant shall pay to Landlord an additional charge equal to Fifty Dollars ($50.00) for each such returned payment.
3.6     Conversion to Triple Net Structure. From and after the expiration of the first Base Year, at Landlord’s election, the rental structure of this Lease may be modified to be triple net in nature. Upon Landlord’s election and Tenant’s verification of the calculation of the Base Year Operating Expenses and Taxes, the parties agree that the Base Annual Rent shall be amount set forth in Section 17 of the Lease Summary minus the Operating Expenses and Taxes incurred during the Base Year (as grossed up pursuant to Section 3.3(e)). Thereafter, Tenant shall be obligated to pay the full amount of Operating Expenses and Taxes in equal monthly installments in accordance with all of the terms of this Lease, except that the costs of the Operating Expenses and Taxes shall be fully pass-through to Tenant (rather than just the amount exceeding the Base Year costs being passed through to Tenant).
Within ten (10) days after Landlord’s election to convert this Lease to a triple net structure and Tenant’s verification of the Base Year calculations, Landlord and Tenant agree to enter into an amendment to this Lease to memorialize the converted rental structure and that ensures that Tenant shall not be obligated to pay any more Rent than it would pay prior to the conversion.
4.     USE OF DEMISED PREMISES
4.1    Tenant shall not use and occupy the Demised Premises for any use other than the Permitted Use. Tenant shall not use or permit the Demised Premises or any part thereof to be used for (a) any unlawful or hazardous purpose; or (b) the manufacture of any commodity or good (collectively, the “Restricted Uses”). Tenant shall comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations and orders of all governmental and/or quasi-governmental authorities having jurisdiction over the Project pertaining to, or in connection with the Demised Premises or Tenant’s use and occupancy of the Demised Premises. Further, Tenant agrees that:

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(a)Tenant shall not commit or permit waste in or about the Project, and shall operate in a clean, safe and sanitary manner (provided Tenant shall not be responsible for performing any of Landlord’s service or maintenance and repair obligations hereunder).
(b)No additional locks shall be placed upon any door of the Demised Premises, and Tenant shall not permit any duplicate keys to be made, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed; provided however, Tenant shall ensure that Landlord have the ability to have access to the Demised Premises at all times.
(c)Animals shall not be permitted within the Demised Premises other than service animals.
(d)Tenant shall not install any window treatments other than existing treatments or otherwise obstruct the windows of the Demised Premises in a manner which violates the Historic Credit Standards, without Landlord’s prior written consent, which consent shall not be unreasonably withheld.
(e)Any person(s) or companies, other than Landlord’s selected janitorial service, who shall be employed or engaged by Tenant for the purpose of cleaning the Demised Premises shall be employed at Tenant’s cost. Tenant shall indemnify, defend and hold Landlord harmless from all losses, claims, liability, damages and expenses for any injury to persons or damage to property of Tenant, or third persons, caused by Tenant’s cleaning contractor.
(f)No smoking shall be permitted in, on or about the Project.
(g)Unless Landlord gives advance written consent in each and every instance, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, or use the Demised Premises for housing accommodations or lodging for sleeping purposes, install gas grills on the Building roof (the approval for which shall not be unreasonably be withheld), or use any illumination visible from the outside of the Building other than electric light.
4.2    Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s use or occupancy of the Demised Premises, the conduct of Tenant’s use or occupancy of the Demised Premises, Tenant’s business in the Demised Premises, or Tenant’s equipment or other personal

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property, other than taxes relating to Landlord’s income. In the event that any such taxes are enacted, changed or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord. Landlord shall be deemed to be the owner of the Tenant’s Work and Alterations (as hereinafter defined) constructed with Landlord’s consent and shall be responsible for all taxes and insurance coverage for such improvements. Tenant agrees not to request or seek any form of personal property tax abatement or exemption from the City, the State, or any other political subdivision thereof for the Project.
4.3    Tenant will not do, or permit anything to be done in the Demised Premises or the Project or bring or keep anything therein which shall, in any way, be illegal or cause the Demised Premises to be uninsurable, or prior to the end of the Base Year, increase the rate of insurance on the Building or on the property kept therein, or obstruct or conflict with the fire laws or regulations, or with any statutes, rules or regulations enacted or established by any applicable governmental entity.
4.4    Landlord hereby represents and warrants to Tenant that (1) Tenant’s use of the Demised Premises for general office purposes does not violate applicable zoning laws and (2) Tenant’s Permitted Use at the Demised Premises does not violate any agreement to which Landlord is a party or to which the Project will be subject. Landlord agrees to reasonably cooperate with Tenant to obtain any necessary Move In Approvals required for Tenant’s Permitted Use and the installation of Tenant’s FF&E, including Landlord preparing and executing reasonable applications.
4.5    The parties acknowledge that, the installation of the Project security equipment (“Security Equipment”) shall be done as part of Landlord’s Work and part of Tenant’s Work. Tenant shall control the security services and Security Equipment with respect to the Demised Premises. Tenant may limit access to the software and information provided by the Security Equipment in order to protect Tenant’s trade secrets and information related to Tenant’s business; provided, however, Landlord shall have reasonable access to: (a) the real time information provided by the exterior cameras at all times; (b) the video information related to any claim by any third party against Landlord; (c) information relevant to

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a dispute between Landlord and Tenant; and (d) information relevant to an event resulting in casualty and property damage.
5.    MAINTENANCE AND REPAIR
5.1    Tenant, at its sole expense, will keep the portions and components of the Demised Premises listed on Exhibit H (“Tenant Items”) in a clean, safe and sanitary condition, will take good care thereof, will suffer no waste or injury thereto, and will, at the expiration or other termination of the Term, surrender the Building, broom clean, in substantially the same order and condition as of their first occupancy by Tenant except ordinary wear and tear and damage by the elements, fire and other casualty not due to the negligence of Tenant, and condemnation. In the event that any repairs, maintenance or replacements to the Tenant Items are required, Tenant shall promptly arrange for the same either through: (i) Landlord, for such reasonable charges as Landlord may from time to time establish; or (ii) Approved Contractors (as hereinafter defined). All such repairs, maintenance and replacements to Tenant Items shall be performed in a first class, workmanlike manner with equivalent or better quality and performing materials than originally installed. Tenant shall be responsible for maintaining Tenant’s FF&E.
5.2    If Tenant shall fail to make any repairs or to perform any maintenance which it is obligated to make or perform under this Lease within thirty (30) days after written notice from Landlord to do so, or in the event of any emergency such notice as may be reasonably given by Landlord under the circumstances, Landlord may make or perform the same for the account of Tenant, without liability to Tenant for any loss or damage that may accrue to Tenant’s fixtures or other property or to Tenant’s business by reason thereof, so long as said damage or loss is not due to Landlord’s or its employees, agents or contractor’s negligence or willful misconduct, and Tenant shall pay, as Additional Rent, within thirty (30) days after Landlord shall have billed Tenant therefor, Landlord’s reasonable and actual out-of-pocket cost for making such repairs and/or performing such maintenance. Nothing herein contained shall imply any duty on the part of Landlord to do any such work which under any provision of this Lease Tenant may be required to do, nor shall it constitute a waiver of Tenant’s default in failing to do the same.

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Landlord shall promptly make or cause to be made all necessary repairs to all portions of the Project, including but not limited to, the mechanical, electrical, plumbing, heating and air conditioning systems therein, except with respect to the Tenant Items which are the express responsibility of Tenant pursuant to Section 5.1 hereof. Landlord agrees to use commercially reasonable efforts to minimize any disruption to Tenant’s operations in the Demised Premises in the performance of its repair and maintenance obligations; provided, however, this obligation does not impose upon Landlord an obligation to make repairs or perform maintenance other than during Normal Business Hours (as hereinafter defined), except in emergency situations or if the making of any such repair or maintenance would be very disruptive to Tenant’s business (i.e., core drilling). Any repairs made necessary by the misuse by Tenant or Tenant’s agents, servants, visitors or licensees shall be borne by Tenant during the Base Year and shall not be included in the calculations of the Base Year Operating Expenses. If Landlord fails to make any repairs or perform any maintenance which it is obligated to make or perform under this Lease within five (5) business days after written notice from Tenant to do so (or in the event of any emergency or other business necessity, such notice as may be reasonably given by Tenant under the circumstances), which period may be extended so long as the repair or maintenance is of a nature that cannot reasonably be performed in such 5-business day period and Landlord has commenced performance within such period and is diligently pursuing the same, Tenant may make or perform the same for the account of Landlord (“Tenant Repairs”). Landlord shall reimburse Tenant within thirty (30) days after Tenant shall have billed and presented paid invoices to Landlord therefor, for Tenant’s reasonable and actual out-of-pocket cost of making such repairs and/or performing such maintenance (such cost may include a reasonable amount for Tenant’s overhead) with interest at the rate of ten percent (10%) per annum from the date any such funds are expended by Tenant. In the event the need for Tenant Repairs arose during the Base Year (unless the same are a result of the willful misconduct or negligence of Tenant or its agents, contractors, employees or invitees), the cost of the Tenant Repairs will be included within Operating Expenses. If Landlord fails to timely reimburse Tenant for such costs, Tenant shall have the right to offset the next installment(s) of Base Annual Rent by such amount. Nothing herein contained shall imply

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any duty on the part of Tenant to do any such work which under any provision of this Lease Landlord may be required to do, nor shall it constitute a waiver of Landlord’s default in failing to do the same.
All repairs by Landlord shall be done in a first class manner, workmanlike manner with equivalent or better quality and performing materials than originally installed. Landlord will use commercially reasonable efforts to make such repairs in a timely fashion. Tenant agrees that Landlord, or Landlord’s designees, may use up to twenty-five hundred (2,500) rentable square feet of the Lower Level, in the area depicted on Landlord’s Final Plans (as hereinafter defined), as approved by Tenant (“Landlord’s Office”) exclusively for Landlord’s equipment, maintenance workshop and management office. Further, Landlord and its designees at all times during the Term (subject to Tenant’s reasonable safety and security procedures, which shall sufficient access to all areas of the Project for Landlord to perform its obligations hereunder in a commercially reasonable manner and without material interference) shall have access to the Common Areas, mechanical rooms, chaseways, rooftop, loading docks, and all other areas necessary for Landlord’s or its designees’ inspections, repairs, maintenance and replacement of the Building and its systems.
5.3    In connection with Tenant’s Work, Landlord shall provide Tenant with open fiber optic solution proposals for Tenant’s telecommunication network in the Building on or before June 1, 2014 from AT&T, XO Communications and XIOLink (“Fiber Providers”). Landlord agrees to use Tenant’s chosen provider so long as Tenant pays Landlord for any costs incurred in excess of the cost that would have been incurred using the cheapest Fiber Provider. Tenant agrees, that except as expressly approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, Tenant’s telecommunication network shall utilize the pathways, shafts, raceways, conduits, and columns located in the Building as part of the Landlord’s Work and Tenant’s Work for vertical cabling and wiring between floors.
6.    EQUAL OPPORTUNITY AND NON-DISCRIMINATION

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6.1    Tenant agrees to fully comply with City of St. Louis Ordinance No. 60275, as codified at Chapter 3.90 of the Revised Code of the City of St. Louis, relating to the St. Louis Agency on Training and Employment (SLATE) initiatives. Tenant acknowledges and agrees that all of Landlord’s Work and Tenant’s Work shall be performed in compliance with City of St. Louis Ordinance No. 69427, Executive Orders #28 and #47 of the Mayor of the City of St. Louis, and any requirements of the Development Documents (as defined below); in furtherance thereof, Tenant agrees to cooperate with Landlord in the selection of vendors, contractors or subcontractors for any portion of the Tenant’s Work (to the extent that Tenant’s approval or input is required with respect to such selection) in complying with such requirements and achieving the goals set forth under the aforementioned programs. The parties acknowledge and agree that compliance with such requirements and achievement of such goals will be valid criteria for the selection of vendors, contractors or subcontractors.
7.    ALTERATIONS
7.1    Tenant will not make or permit anyone to make any alterations, additions or improvements (hereinafter referred to as “Alterations”) in or to the Demised Premises that: (a) are to the exterior of the Building without Landlord’s approval (which approval shall not be unreasonably withheld), (b) materially alter the Building systems, balance, or structure without Landlord’s approval (which approval shall not be unreasonably withheld), or (c) violate any applicable laws, resolutions or codes or adversely affect the historic tax credits for the Building (“Historic Credit Standards”) (“Alteration Requirements”). Notwithstanding anything contained herein to the contrary, Landlord may at any time provide Tenant with the Historic Credit Standards related to any proposed Alterations and Tenant shall comply with the same regardless of whether Landlord’s consent would otherwise be required for such Alterations.
7.2    Tenant shall not install or use any equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to plumbing, heating, air-conditioning, or electrical system of the Demised Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no consent shall be necessary for any

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changes, replacements or additions to the electrical system of the Demised Premises beyond Tenant’s electrical panel (e.g. the addition of a wall outlet) so long as such work is performed by an Approved Contractor.
7.3    Upon Landlord’s written request, Tenant agrees to obtain and deliver to Landlord upon completion, written, unconditional waivers of mechanics’ and materialmen’s liens against the Building, the Project and the Land from all contractors and major sub-contractors for all work, labor and services that were performed and materials furnished in connection with Alterations which cost more than $100,000.00. Upon request, Tenant agrees to obtain and deliver to Landlord all lien waivers for work, labor, services and materials performed or furnished in connection with an Alteration which costs less than $100,000.00 if Landlord reasonably believes that there is, or may be, a material adverse effect on title to the Project arising in connection with such Alteration. If any mechanic’s lien is filed against the Demised Premises, the Project, and/or the Land, for work or materials done for, or furnished to, Tenant (other than for work or materials supplied by Landlord), such mechanic’s lien shall be discharged by Tenant, or Tenant shall provide Landlord security in a form and an amount as reasonably requested by Landlord (e.g. bonds or escrowed funds), within thirty (30) days of its filing, at Tenant’s sole cost and expense. If Tenant shall fail to discharge (bond over or escrow funds) any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent hereunder, payable with the monthly installment of Base Annual Rent next becoming due; and such discharge by Landlord shall not be deemed to waive the default of Tenant in not discharging the same. Tenant will indemnify, defend and hold Landlord harmless from and against any and all expenses, including reasonable attorneys’ fees, liens, claims or damages to any person or property which may or might arise by reason of the making by Tenant of any Alterations. Landlord will in turn indemnify and hold Tenant harmless from and against any and all expenses (including reasonable attorneys’ fees), liens, claims or damages to any person or property which may or might arise by reason of the making by Landlord of any Alterations

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7.4    Alterations may be made only at Tenant’s expense in a good and workmanlike manner, and only after Tenant has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies of the permits to Landlord. Landlord shall have the right to have the making of any Alterations, regardless of whether Landlord’s consent is required, supervised (without cost to Tenant) by its architects, contractors or workmen selected by Landlord. All Alterations that materially affect the mechanical, electrical, plumbing, heating, air conditioning, or structural systems of the Building which Landlord is obligated to maintain or that affect any historic portion of the Building (“Major Alterations”) shall be done only by Landlord or an Approved Contractor, and Tenant shall contract with and pay the Approved Contractor directly unless being performed by Landlord, in which case Tenant shall reimburse Landlord for all of Landlord’s reasonable out‑of‑pocket costs for such work, as Additional Rent, within thirty (30) days after demand (with accompanying reasonably detailed backup documentation). Further, Tenant shall coordinate repairs that may affect the HVAC balance of the Building, or any Alteration which may cause a change in the HVAC balance of the Building, with the Building manager. All work practices and personnel performing work in the Project on behalf of Tenant must not unreasonably interfere with or constrain Landlord’s, or its contractors’ or their subcontractor’s, ability to perform Landlord’s obligations under this Lease; provided however, Landlord agrees to make reasonable accommodations to allow Tenant to use non-union furniture installers and movers for the installation of Tenant’s FF&E prior to the Lease Commencement Date and during the Term. At the request of Landlord, Tenant agrees to schedule such installers and movers at hours reasonably acceptable to Landlord. In all events, the use of such installers and movers shall not increase Landlord’s costs or obligations, result in a delay of the Landlord’s Work, Tenant’s Work, or the Lease Commencement Date, and further their use shall not impact the provision of services required by the Landlord hereunder (i.e., maintenance, repair or janitorial). Tenant shall indemnify, defend, and hold Landlord and its employees harmless from and against all claims of whatever nature directly attributable to Alterations undertaken by Tenant, and for any claims arising from Tenant’s use of non-union contractors.

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7.5    If any Alterations are made that violate the Alteration Requirements or Historic Credit Standards, or if the same are in violation of law, Landlord may correct or remove the same if Tenant fails to do so (but not before thirty (30) days written notice to Tenant, except in the event of an emergency), and Tenant shall be liable for all expenses so incurred by Landlord. All Alterations in or to the Demised Premises or the Building made by Landlord shall immediately become the property of Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the end of the Term; provided however, Tenant shall remove, prior to the expiration of the Term, all movable furniture, furnishings, equipment or other personal property and trade fixtures installed in the Demised Premises, provided Tenant shall repair all damages to the Demised Premises caused or incurred in connection with such removal and all removal and repairs shall be at the expense of Tenant. Upon the expiration or termination of this Lease, the Alterations shall become the property of Landlord and shall be surrendered with the Demised Premises as a part thereof.
8.    ASSIGNMENT AND SUBLETTING
8.1    Except as expressly provided herein, Tenant may not assign, transfer, mortgage or encumber this Lease, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In all events, no part of the Demised Premises may be subleased pursuant to a “disqualified lease” or assigned to an entity which is a “tax-exempt entity” or “tax-exempt controlled entity” as those terms are used in Section 168(h) of the Internal Revenue Code. Tenant’s failure to comply with the foregoing sentences shall be deemed to be a material breach of this Lease by Tenant.
8.2    Provided no Event of Default is then outstanding beyond any applicable notice and cure period, the consent of Landlord shall not be required for, and no recapture or termination right shall be triggered by (each of the following is herein sometimes referred to as a “Permitted Transfer”) any sublease or assignment to: (i) any corporation or other business entity into which or with which Tenant shall be merged or consolidated or to which substantially all of Tenant’s assets or a division or business

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unit of Tenant may be transferred; or (ii) any entity which controls, is controlled by or is under common control with Tenant (“Tenant Affiliate”) (any person or entity to whom any Permitted Transfer under this clause is made is herein sometimes referred to as a “Permitted Transferee”). In the event Tenant assigns this Lease or sublets all or part of the Demised Premises as part of a Permitted Transfer, the assignment or sublease shall be in writing, the assignee, in such assignment instrument, shall expressly assume all of Tenant’s obligations and liabilities hereunder to thereafter be performed and the subtenant, in such sublease instrument, shall occupy the entire Demised Premises subject to the terms of this Lease, including the insurance provisions hereunder. Any sublease instrument documenting a Permitted Transfer shall by its terms be expressly subordinate to all of the terms, covenants and conditions of this Lease. Tenant shall deliver to Landlord within ten (10) days after the effective date of a Permitted Transfer an original executed copy of all documentation effectuating such Permitted Transfer.
8.3    No assignment or sublease shall obligate Landlord to make any Alterations (as that term is defined in Section 8 above) nor to do any finishing or remodeling work in or to all or any part of the Demised Premises, nor shall any such assignment or sublease result in a decrease of any amounts payable to Landlord pursuant to the terms of this Lease. Tenant shall be responsible for any and all costs related to the demising of the Demised Premises.
8.4    No assignment or sublease shall release or discharge, in whole or in part, Tenant’s liability for the full performance of the agreements, terms, covenants and conditions contained in this Lease.
8.5    Any assignee or subtenant shall use the Demised Premises only for the Permitted Use and shall not use the Demised Premises for any of the Restricted Uses. Tenant shall promptly notify Landlord of any assignment of this Lease and provide a copy of such assignment agreement to Landlord within ten (10) business days after full and final execution. Tenant shall promptly provide Landlord of any notice of subletting of any portion of the Demised Premises which encompasses more than one full floor of the Building, unless such subtenant is a Tenant Affiliate. Tenant shall provide a copy of such sublease to Landlord within ten (10) business days after full and final execution.

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8.6    Wherever notice, demand, request, or any other communication of any nature is required to be given by Landlord or by any mortgagee to Tenant, no such notice, demand, request, or communication shall, in any event, be required to be given to any assignee or subtenant, and any notice, demand, request or communication shall be given only to Tenant herein unless Tenant shall have formally requested copies of such notices be sent pursuant to Paragraph 5 of the Lease Summary.
8.7    In the event Tenant desires to assign this Lease or sublease (for the remainder of the Lease Term, or for any period of five (5) or more years) fifty percent (50%) or more of the Demised Premises (which shall include any sublease of less than 50% which in the aggregate with Tenant’s other subleased space would exceed the 50% threshold), Tenant shall give written notice thereof to Landlord. Landlord shall have the right, within ten (10) days after receipt of written notice from Tenant, to retake such portion of the Demised Premises that Tenant desires to assign or sublet, and to terminate this Lease with respect to any such space so taken (“Recapture Option”). In the event that the Landlord exercises the Recapture Option, the parties shall endeavor in good faith to execute an amendment of this Lease to convert this Lease to a multi-tenant lease (if applicable) and shall reasonably designate Common Areas, demise the applicable premises, and calculate a load factor in accordance with then current Building Owners and Managers Association ("BOMA") standards. If the parties have not executed such amendment within sixty (60) days after the Landlord’s exercise of the Recapture Option shall be deemed waived and the Tenant shall be free to sublet portions of the Demised Premises or assign this Lease, subject to the other terms of this Section 8.
8.8    Under no circumstances shall Tenant be permitted to assign this Lease, including in connection with a Permitted Transfer, without Landlord’s consent, which consent may be withheld in Landlord’s sole discretion if neither the Tenant nor the assignee will have an Investment Grade Credit Rating from at least one of the three major credit rating agencies (“Investment Grade Credit Rating Test”) as of the effective date of the assignment. “Investment Grade Credit Rating” shall mean a rating equal to or higher than BBB- from Standard & Poor’s, a division of McGraw Hill Companies, Inc. (“S&P”), Baa3 from Moody’s Corporation (“Moody’s”) or BBB- from Fitch Ratings, Inc. (“Fitch”). The rating shall be

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based on S&P’s, Fitch’s and Moody’s determination of Tenant’s or the proposed assignee’s senior unsecured non-credit enhanced long-term indebtedness; provided, that if either Tenant or the proposed assignee does not have such a rating available, then Tenant or proposed assignee shall, at its sole cost and expense, request an issuer credit rating by S&P or Moody’s or an issuer default rating by Fitch, and the rating so assigned shall be the basis for determining whether Tenant or proposed assignee meets the Investment Grade Credit Rating Test.
Similarly, Tenant may not effectuate a merger, corporate reorganization, or other combination (collectively, a “Corporate Reorganization”) that would have the effect of rendering Tenant unable to meet the Investment Grade Credit Rating Test.  Notwithstanding the foregoing, Landlord’s consent shall not be required and Tenant shall be permitted to assign this Lease (if otherwise permitted herein) or complete a Corporate Reorganization provided any one of the following is satisfied: (1) Tenant remains financially responsible for the terms and conditions of this Lease and meets the Investment Grade Credit Rating Test as of the effective date of the assignment or Corporate Reorganization, (2) in the event of an assignment of this Lease, the assignee of this Lease meets the Investment Grade Credit Rating Test as of the effective date of the assignment, or (3) in the event of a Corporate Reorganization, Tenant provides another obligor of the Tenant’s obligations under the Lease, on a joint and several basis, that meets the Investment Grade Credit Rating Test.

9.    INSTALLATIONS AFFECTING BUILDING; FLOOR LOADS
9.1    Landlord shall have the right to reasonably prescribe the weight and method of installation and position of safes, heavy fixtures, shelving, files, library stacks, equipment or machinery and Tenant will not install any such items which would place a load upon any floor exceeding the floor load per square foot which such floor was designed to carry. All damage done to the Building or any part thereof by taking in or removing any bulky items, Tenant’s FF&E, or any other article of Tenant’s office equipment, or due to the same being in, or moved about the Demised Premises, shall be repaired by Landlord at the reasonable expense of Tenant.

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10.    ACCESS
10.1    Subject to Tenant’s security and safety rules and procedures, Tenant agrees to allow Landlord, its agents or employees to enter the Demised Premises at all reasonable times and upon reasonable prior notice specifying the time and purpose of the visit or entry (except in case of emergency, in which event Landlord may enter the Demised Premises without notice) to examine, inspect or protect the same or to prevent damage or injury to the same (provided that during such entry Landlord shall accord reasonable care to Tenant’s personal property); to make such alterations and repairs as Landlord may deem reasonably necessary so long as such work is performed in a manner so as not to unreasonably interfere with the conduct of Tenant’s business; to complete maintenance, repairs or replacements undertaken by Landlord, or to exhibit the same to prospective tenants during the last twelve (12) months of the Term.
11.    COVENANTS AND RIGHTS OF LANDLORD
11.1     Landlord's Covenant of Quiet Enjoyment. Landlord covenants that it has the right to make this Lease for the Term, and that if Tenant shall pay all Rent when due and punctually perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the Term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Demised Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord.
11.2     Additional Landlord Rights.
(a)    If required by governmental or civic authorities, Landlord may close parts or all of the Building in the event of an emergency. Landlord may, acting reasonably and with approval of Tenant as the circumstance provides, may temporarily reduce or suspend certain services from time to time for, among other purposes, the proper maintenance and repair of the Building, in all cases with the least amount of disturbance to Tenant as reasonably possible.

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(b)    Subject to Tenant’s reasonable safety and security procedures, Tenant shall allow Landlord and all of Landlord’s assignees, invitees, licensees, contractors and utility providers reasonable access in and through the Demised Premises for the benefit of Landlord and/or Tenant to perform such installations, maintenance, repairs or replacements as Landlord may reasonably determine. All such work shall be done after consultation with Tenant and in such a manner so as to minimize, to the extent reasonably possible, interference with Tenant’s use of the Demised Premises, except in the case of an emergency. To this end, Landlord retains such license or easement in and through the Demised Premises as shall be reasonably required by Landlord, provided Landlord shall not unreasonably disturb Tenant.
(c)    Subject to Tenant’s approval, Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use and conservation of energy, water, gas, light or electricity that do not interfere with the rights of Tenant to use and enjoyment of its Demised Premises.
(d)    Landlord may make alterations, repairs, additions and improvements to the Project or any part thereof, including the installation and maintenance of pipes, ducts, conduits, wires and structural elements within the walls or plenum of the Demised Premises to service the Project and such other diminimis improvements, provided same do not conflict with the provisions of this Lease, or materially and adversely impact Tenant’s operations.
(e)    Landlord may have security cards to the Demised Premises, provided that Landlord shall not have access to lockable safes or locked storage areas of Tenant. Except as specifically set forth in this Lease, Landlord assumes no obligation to enter the Demised Premises or to make any inspections thereof.
(f)    Subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, Landlord may install, affix and maintain one or more signs within or about the Project for compliance with all applicable laws or to provide notice of the property manager within elevator cabs, subject to Section 13.

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(g)    Subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, and Landlord’s obligations set forth in Section 16, Landlord may take such reasonable measures as Landlord deems reasonably advisable, or as may otherwise be required by any applicable laws, for the security of the Project and its occupants if necessary to maintain the value of the Demised Premises and without material adverse effect on Tenant’s use of the Demised Premises. Notwithstanding the aforesaid, Landlord shall not be liable to Tenant, or to anyone claiming under Tenant, for any breach of any security within the Project, unless resulting from Landlord’s or its contractors or agent’s negligence or intentional misconduct.
12.    INTENTIONALLY DELETED
13.    SIGNS
13.1    Tenant shall have the exclusive Building naming and signage rights, subject to all applicable governmental approval, including but not limited to those required for the Historic Tax Credits. All signage and advertising shall be in such location, design, size as may be approved by Landlord, which shall not be unreasonably withheld, conditioned or delayed. If any such sign, advertisement or notice is exhibited without Landlord’s approval, which approval shall not be unreasonably withheld, Landlord shall have the right to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord for such removal. All signs, directories and nameplates shall be installed and maintained at the sole expense of Tenant (which shall be deductible from the Tenant Improvement Allowance, but shall not be included in Operating Expenses) and shall comply with all applicable statutes, ordinances, codes, regulations and other laws, as well as those applicable to any incentive financing (as set forth in Section 36) (collectively, the “Incentive Program”). Tenant shall remove all signs at Tenant’s sole cost and expense prior to the expiration of the Term, and Tenant shall restore and repair any damage caused thereby.
14.    INSURANCE

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14.1    Tenant shall procure and keep in force at its own expense during the Term, (a) commercial general liability and umbrella/excess policies, including bodily or personal injury and broad form property damage insurance, naming Landlord, Landlord’s managing agent, and any mortgagee of the Building as additional insureds, as their respective interests may appear, with a minimum limit of liability of Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate insuring Tenant’s assumed liabilities and the use or occupancy of the Demised Premises by Tenant or any of Tenant’s agents, employees, licensees, invitees or contractors, and including a commercial general liability endorsement covering the insuring provisions of this Lease, broad form property damage, contractual liability insurance coverage sufficient to cover Tenant’s insured obligations hereunder, medical payments, and “personal injury” liability, (b) workers compensation as required by applicable Federal and State law and employers liability with a limit of liability not less than Two Million Dollars ($2,000,000.00), (c) business interruption, loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to prevention of access to or use of the Demised Premises due to a covered loss to a degree and extent customarily afforded under such insurance. If at any time Tenant does not comply with the foregoing provisions of this Section and fails to carry any of the above insurance which is specific to benefit Landlord, Landlord may, at its option (after twenty (20) days’ written notice to Tenant of its intent), cause such insurance to be issued and in such event Tenant shall pay the premium(s) for such insurance within thirty (30) days after Landlord’s written demand therefor, accompanied by evidence reasonably substantiating the amount therein claimed. Tenant shall have the right to provide the coverages required herein under any combination of excess, umbrella and/or blanket policies.
14.2    In addition to the above, Tenant shall maintain insurance covering all of Tenant’s leasehold improvements, including Tenant’s Work, trade fixtures and personal property from time to time in, on or upon the Demised Premises and any Alterations, improvements, additions or changes made by Tenant thereto in an amount not less than one hundred percent (100%) of their full replacement cost from time to time during the Term, providing protection against perils included within the special form of fire

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and extended coverage insurance policy, including coverage for Alterations and for other improvements under construction by Tenant (for the value of such improvements, alterations and repairs including fixtures and machinery, equipment used in the service of the Building ,and the construction materials and supplies used for the construction, provided the same is intended to be permanently located in or on the Demised Premises), earthquake and flood coverage, together with insurance against sprinkler leakage or other sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance payable for the physical damage to improvements within the Demised Premises, so long as this Lease shall remain in effect, shall be applied first for the repair, reconstruction, restoration or replacement of the improvements damaged or destroyed.
14.3    All insurance policies required to be obtained and maintained by Tenant under this Lease: (1) must be issued by insurance companies with a minimum Best rating of A-:VII; (2) must be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; (3) must contain an express waiver of any right of subrogation by the insurance company against Landlord and its agents as contemplated in Section 14.9 hereof; (4) to the extent commercially and reasonably available, must provide Landlord at least thirty (30) days prior notice to any cancellation or non-renewal of required policies. Tenant shall provide Landlord a copy of its general liability and property insurance binders, prior to occupancy of the Demised Premises. Tenant shall provide evidence of subsequent renewals of the expiring policies. Any insurance required of Tenant under this Section 14 may be carried under a blanket policy covering the Demised Premises and other locations of Tenant or through a system of Self-Insurance provided Tenant has a tangible net worth that exceeds $250,000,000. Neither the issuance of any such insurance policy nor the minimum limits specified in this Section 14 with respect to Tenant’s insurance coverage shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. At any time that Tenant is no longer a public company or if its audited financials are no longer publicly available, Tenant shall upon request provide a certificate from an officer certifying to Tenant’s tangible net worth. If at any time Tenant fails to meet the net worth threshold of $250,000,000, Tenant shall immediately lose the right to Self-Insure and shall be required to

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provide insurance as otherwise provided in this Section 14; provided however that Tenant’s Self-Insurance shall continue in full force and effect until the third-party insurance is issued by a qualifying insurance company.
“Self-Insurance” and “Self-Insure” shall mean that Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions hereof and Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been maintained, which amounts shall be treated as insurance proceeds on an “occurrence basis” for all purposes under this Lease. All amounts which Tenant pays or is required to pay and all loss or damages resulting from risks for which Tenant has elected to Self-Insure shall be subject to the provisions of Section 14.9 (whereby Tenant agrees not to pursue claims against Landlord) and shall not limit Tenant’s indemnification obligations set forth in Article 15. In the event that Tenant elects to Self-Insure and a claim from a third party occurs for which a defense of Landlord and/or coverage would have been available from the insurance company to be maintained by Tenant, Tenant shall:
(a)    undertake the defense of any such claim, including a defense of Landlord, at Tenant’s sole cost and expense, and
(b)    use its own funds to pay any claim or replace property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to Self-Insure.
The obligations of Tenant under this Section are independent and shall remain in full force and effect notwithstanding any breach of any provision of the Lease by Landlord. Within fifteen (15) days after the request from Landlord in connection with a refinancing or sale of the Project, Tenant shall provide reasonable documentation or certification evidencing Tenant’s Self-Insurance.
14.4    In the event of any material increases in the insurance rates for fire insurance or other insurance carried by Landlord due to Tenant’s specific activity or property in or about the Demised Premises of the Building, or for improvements to the Demised Premises for which Tenant is responsible,

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Tenant shall be liable for such increases and shall reimburse Landlord within thirty (30) days after Landlord’s written demand therefor, accompanied by evidence reasonably substantiating the amount therein claimed. Certified statements by an insurance company or by the applicable insurance rating bureau that such increases are due to such activity, property or improvements shall be conclusive evidence for determining the liability of Tenant hereunder.
14.5    Landlord shall procure and keep in force at its own expense during the Term commercial general liability and umbrella/excess coverage insurance policies with respect to Building and Project operations inclusive of the Demised Premises insuring Landlord from liability arising for bodily injury, broad form property damage, advertising injury, business interruption and personal injury, including products/completed operations and liability assumed under an insured contract and this Lease (including tort liability of another assumed in a business contract), naming Tenant and its affiliated companies as additional insureds, as their interests may appear on an occurrence basis a minimum limit of liability of Two Million Dollars ($2,000,000.00) per occurrence and with an aggregate limit of Five Million Dollars ($5,000,000). If Landlord engages any employees, Landlord shall also procure and keep in force at its own expense workers compensation insurance to the extent required by applicable Federal and State law and employers liability with a limit of liability not less than Two Million Dollars ($2,000,000.00). Landlord shall cause any property manager engaged by Landlord to similarly comply with all workers compensation and employers liability insurance as required above.
14.6    In addition to the insurance described in Section 14.5 above, Landlord shall maintain insurance covering the core and shell of the Building and Landlord’s Work improvements and personal property from time to time in, on or upon the Building and any alterations, improvements, additions or changes made by Landlord thereto in an amount not less than full replacement cost from time to time during the Term, providing protection against perils included within the standard form of fire and extended coverage insurance policy, including earthquake and flood together with insurance against sprinkler leakage or other sprinkler damage, vandalism and malicious mischief. Landlord shall apply the

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claim payment proceeds of such insurance, subject and subordinate to the mortgagor, directly to the repair or restoration of the loss or damage to the Building that was the basis of such claim.
14.7    All insurance policies required to be obtained and maintained by Landlord under this Lease: (i) must be issued by insurance companies with a minimum Best rating of A:VII; and (ii) must be written as primary policy coverage and not contributing with or in excess of any coverage which Tenant may carry; and (iii) must contain an express waiver of any right of subrogation by the insurance company against Tenant and its agents as contemplated in Section 14.9 hereof. Further, the deductibles under Landlord’s policies shall be determined by Landlord in Landlord’s reasonable discretion.
14.8    Landlord and Tenant hereby expressly agree that the insurance provisions of this Lease, including the required minimum limits set forth in Sections 14.1, 14.2 14.5, and 14.6 of this Lease, are intended to assure that certain minimum standards of insurance protection are afforded by or on behalf of the parties. No specification as to type, scope, amount or amounts of such insurance shall in any way be construed as a limitation or measurement of the liabilities of Tenant or Landlord arising under or out of this Lease. The parties may periodically require each other to reasonably increase the aforementioned coverages and limits of liability on a basis consistent with the insurance required to be maintained by comparable landlords/tenants in comparable buildings within the St. Louis metropolitan area, provided that said increase in coverage is readily available in the St. Louis metropolitan area at commercially reasonable rates. Such increases cannot occur more often than every five (5) years.
14.9    Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waive any claim it might have against the other or its agents, employees and contractors for damage to or theft, destruction, loss, or loss of use of any portion of the Project (each a “Loss”) to the extent the waiving party is insured against such Loss under any insurance policy that covers the Project, the Building, the Demised Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, and/or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss; provided, however, such waiver shall not be applicable to the extent of any deductible amounts on insurance policies carried by the parties. Each party shall cause

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its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. The foregoing waivers apply to each party’s directors, officers, partners, employees, shareholders and agents but do not apply to claims arising from the breach of this Agreement or the negligence or willful misconduct of any such directors, officers, partners, employees, shareholders and agents.
15.    INDEMNITY
15.1    Tenant does hereby release, indemnify and hold Landlord harmless from and against any injury, loss, compensation or claim by Tenant, including, but not limited to, claims for the interruption of or loss to Tenant’s business, based on, arising out of or resulting from any cause whatsoever (except as otherwise provided in this Section 15) including, but not limited to, the following: repairs to any portion of the Demised Premises; interruption in the use of the Demised Premises or any equipment therein; any fire, robbery, theft, vandalism, mysterious disappearance in or on the Demised Premises; and any leakage in any part or portion of the Demised Premises or the Building, or from water, rain, ice or snow that may leak into or flow from, any part of the Demised Premises or the Building, or from drains, pipes or plumbing fixtures in the Building. Any goods, property or personal effects stored or placed by Tenant, its employees or agents in or about the Demised Premises shall be at the sole risk of Tenant and Landlord shall not in any manner be held responsible therefor. Notwithstanding the foregoing provisions of this Section 15.1, but in all events subject to Section 14.9, Landlord shall not be released from liability to Tenant or any other person or entity for any injury to any natural person or to any property of Tenant caused by the negligence of Landlord or its employees, agents or contractors or Landlord’s breach of its obligations hereunder.
15.2    Subject to express provisions to the contrary set forth herein, Landlord does hereby release, indemnify and hold Tenant harmless from and against any injury, loss, compensation or claim by Landlord arising out of or resulting from the negligence and willful misconduct of Landlord or its employees, contractors or agents in or about the Project, or from a breach of Landlord’s obligations set forth in this Lease.

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15.3    Landlord assumes no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted by Tenant in the Demised Premises. Landlord shall not be liable for any accident to or injury to any person or persons or property in or about the Demised Premises which are caused by the conduct or operation of said business or by virtue of equipment or property of Tenant in said Demised Premises, and Tenant agrees indemnify, defend, and hold Landlord harmless against all such claims.
15.4    Tenant will indemnify, defend, and hold Landlord harmless from and against any loss, damage or liability, including reasonable attorneys’ fees, occasioned by or resulting from any default hereunder or any wrongful or negligent act on the part of Tenant, its agents, servants, contractors, employees or invitees. Landlord will indemnify Tenant and hold Tenant harmless from and against any loss, damage or liability, including reasonable attorneys’ fees, occasioned by or resulting from any wrongful or negligent act on the part of Landlord, its agents, servants, employees, contractors or invitees authorized on the Demised Premises by Landlord.
15.5    In the event that at any time during the Term Tenant shall have a claim against Landlord, Tenant shall not have the right to abate, set off or deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder except as expressly provided herein.
16.    SERVICES
16.1    Landlord's Services. Landlord shall provide the services listed below in this Section 16.1. Landlord shall operate and maintain the Project and provide the services and Utilities contained in this Section 16 in a manner comparable to the management and operation of other Class A office buildings in the City and County of St. Louis, Missouri taking into account the historic nature of the Building and restrictions which may be imposed pursuant to the Incentive Program (“Comparable Buildings”). The cost of providing such Utilities and services required to be provided by Landlord shall be included in Operating Expenses (to the extent permitted), as set forth herein. Unless otherwise expressly provided for in this Lease, in the event Landlord provides additional services at the request or requirement of Tenant (excluding HVAC services which are addressed below), Tenant shall pay for such

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additional services at Landlord’s actual cost, which shall include reasonable Building engineering staff time and Landlord’s reasonable supervisory staff time. In the event the named Landlord herein conveys the Project to an unrelated third party, Tenant shall in its sole discretion, and at its sole cost (not to be included in Operating Expenses) have the right to self-manage the Building or engage a property manager to manage the Building.
(a)    Landlord shall provide passenger elevator service at all times to each floor of the Building on which the Demised Premises are located provided that access to such passenger elevators shall be by card key system as determined by Tenant. Landlord shall service, maintain and repair such passenger elevators in good working order and repair. Each of the passenger elevators shall be used in common with Landlord and its contractors, agents and visitors. Landlord shall also provide freight elevator service to each floor of the Building on which the Demised Premises are located, and shall provide use of the Building loading docks at all times. The freight elevator and loading docks shall be used in a mutually acceptable and cooperative manner among Tenant, Landlord and their respective contractors, agents and visitors. Tenant agrees that three (3) of the six (6) loading docks (located as depicted in Landlord’s Final Plans, as approved by Tenant) will be used for Building equipment and services (e.g. trash compactor, recycling containers and back-up generator). “Normal Business Hours” shall mean: (i) for the gas control room and dispatch departments (located in the area depicted on Landlord’s Final Plans, as approved by Tenant, and containing approximately 5,000 contiguous rentable square feet located on the same floor, or on different floors so long as the areas are stacked to be vertically contiguous) (the “Control Room”), twenty four (24) hours per day, seven (7) days per week, every day of the year; and (ii) for the reminder of the Demised Premises, 7:00 a.m. to 7:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m., Saturday, except those holidays listed on Exhibit I. After the Base Year, Tenant may modify the Normal Business Hours in its sole discretion by written notice to Landlord; provided if Normal Business Hours are changed during the Base Year, Tenant shall pay to Landlord any additional costs attributable thereto in the Base Year and all such costs shall be excluded from the Base Year calculation of Operating Expenses. All of the elevators, including the freight

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elevators, will be fitted with proximity card readers which, when activated, will restrict access to the Building in a manner determined by Tenant with Landlord’s approval not to be unreasonably withheld.
(b)    Landlord shall construct those electric facilities required in accordance with Landlord’s Work. Landlord shall contract for the provision of electricity to the Building, the Common Areas, and the Demised Premises on a twenty-four (24) hours per day, three hundred sixty-five (365) days per year basis. Landlord reserves the right to include all costs of electricity in Operating Expenses (to the extent permitted). Notwithstanding anything to the contrary contained herein, in no event shall Tenant be responsible for reimbursing Landlord for the costs Landlord incurs in connection with Landlord’s Work; provided, however, during the Base Year Tenant shall be responsible for all costs and expenses incurred in connection with modifications to the Building’s systems or infrastructure and all such requests for electrical service expansion shall be subject to the approval and construction requirements for Alterations pursuant to Section 7 of this Lease. After the Base Year, there shall be no restrictions on electrical use, provided Tenant must receive Landlord’s consent for any changes, additions or modifications to the electrical system for the Project (except for any of the same beyond Tenant’s electrical panel), which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Landlord shall install the Life Safety Systems of the Building, including, without limitation, all fire alarm systems serving the Demised Premises and/or the Building, or any part thereof, in accordance with the Landlord’s Work and as required by applicable laws and shall thereafter operate, maintain and test such Life Safety Systems as required by applicable law throughout the Term.
(d)    Landlord shall provide HVAC to the Demised Premises and to the Common Areas within the Building during Normal Business Hours (HVAC shall be provided during Normal Business Hours on Saturday to the Common Areas and the Demised Premises, provided Tenant shall be required to activate using proximity card readers for service to the Demised Premises). The HVAC equipment shall be installed pursuant to Landlord’s Work specifications and will permit zoned heating and air conditioning services to be provided to the Demised Premises at times other than during Normal

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Business Hours. During the Base Year, HVAC services after Normal Business Hours to the Building shall be regulated by a swipe card system, at a rate of $35.00 per hour per floor, with a two (2) hour minimum. No after Normal Business Hours actual charge shall be payable after the Base Year.
(e)    Landlord shall supply water for use in the Building and Demised Premises. If hot water is needed for above-standard plumbing fixtures (if not included in the Landlord’s or Tenant’s Work), Tenant shall install, at Tenant’s cost, hot water heaters in the Demised Premises and shall pay the operating, maintenance and repair costs for such water heaters, including all costs for electricity to serve the hot water heaters.
(f)    Landlord shall provide restroom supplies, recycling service, elevator service, and utility service to the Common Areas. Landlord shall also provide building standard janitorial service to the Demised Premises on weekdays (other than those Holidays listed on Exhibit I) in accordance with the janitorial specifications set forth in Exhibit J, and window washing to the Demised Premises from time to time, as reasonably determined by Landlord, but not less than twice per year. The general cleaning and janitorial services to the Demised Premises (excluding window washing) shall be provided to the Demised Premises after 5:00 p.m. on weekdays, except as otherwise agreed to by Landlord and Tenant. Landlord shall provide lamps, bulbs, tubes and ballasts for Building standard lighting fixtures initially used in the Demised Premises and Tenant shall reimburse Landlord for the actual cost and expense of replacement lamps, bulbs, tubes and ballast and installation thereof to the extent provided by Landlord, including, without limitation, overtime and contractor costs incurred with respect to the installation thereof.
16.2    Failure of Services. Except as expressly set forth in this Lease to the contrary, any failure by Landlord to furnish the foregoing services as a result of a Force Majeure Delay shall not render Landlord liable in any respect for damages to any person or property, nor be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from Tenant’s obligations hereunder. If the Building equipment should cease to function properly, Landlord shall use reasonable diligence to repair the same promptly. Provided, however, to the extent the failure of services is due to Landlord’s

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negligence or willful misconduct, and precludes Tenant from fully using the Demised Premises for more than five (5) days in any thirty (30) day period, Tenant shall be entitled to an equitable adjustment to the Rent.
16.3    Excessive Utility Costs. In the event Landlord determines that during the Base Year Tenant is using electrical service or other utility amounts in excessive amounts (e.g., in connection with the use of a data center, lighting (in excess of customarily used for a facility with use similar to Tenant’s) or supplemental HVAC units (other than the Control Room)), Landlord shall have the right to measure by survey or any other method that Landlord, in its reasonable judgment, deems appropriate. The cost of utilities to the Demised Premises during the Base Year only, in excess of those typically incurred by similar users of office space based upon the efficiencies of the Building (the “Excess Utility Charges”) may be determined, during the Base Year, at the direction of Landlord based upon the determination by a consultant selected by Landlord to make a survey of the utility requirements (existing as of the time of such survey) at the Demised Premises. The findings and determinations of the consultant as to the proper cost of Excess Utility Charges being consumed by Tenant in the Demised Premises shall be based upon the costs and charges for the applicable utilities which Tenant would pay to the service provider supplying such utility to Tenant as a direct consumer, and such reasonable findings and determinations shall be binding upon the parties. Tenant shall reimburse Landlord the estimated Excess Utility Charges incurred in the Base Year only, as Additional Rent, within thirty (30) days after demand therefor. Tenant shall have the right to challenge, in a written notice to Landlord, the accuracy or method of computation of such Excess Utility Charges. If, within thirty (30) days of Landlord’s receipt of such a challenge, the parties are unable to agree on the amount of the contested bill, the controlling determination of same shall be made by an independent utility consultant agreed upon by the parties (provided that the parties shall not be permitted to select a consultant who has been engaged to perform services by either party in the preceding two years). The determination of such utility consultant shall be final and binding on both Landlord and Tenant and the expenses of such consultant shall be paid for by Tenant unless such consultant determines that the applicable Excess Utility Charges were overstated by more than three

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percent (3%), in which case Landlord shall pay the cost of such consultant. Tenant shall be entitled to a refund within thirty (30) days from Landlord, or shall make additional payments within thirty (30) days to Landlord, in the event that the utility consultant determines that the amount of a contested bill should have been other than as reflected thereon. No Excess Utility Charges shall be payable after the Base Year and provided the same shall not be included in the calculations, Operating Expenses for the Base Year.
17.    NO PARKING SPACES
17.1    Tenant agrees that Landlord shall not be responsible for providing any parking in connection with this Lease.
18.    DAMAGE BY FIRE OR OTHER CASUALTY
18.1    Unless this Lease is terminated pursuant to the provisions contained in this Section 18, if the Demised Premises shall be damaged by fire or other casualty, Landlord shall, as soon as practicable after such damage occurs (subject to being able to obtain all necessary permits and approvals, including, without limitation, permits and approvals required from any agency or body administering environmental laws, rules or regulations, and taking into account the time necessary to effectuate a satisfactory settlement with any insurance company) repair such damage at Landlord’s expense, provided Tenant shall be obligated to assign all its insurance proceeds, or self-insured amounts equal to full replacement costs for all of Tenant’s leasehold improvements, including Tenant’s Work and any alterations, improvements, additions or changes to the Demised Premises made by Tenant, to Landlord and this Lease shall not terminate (except as provided herein). It is understood and agreed that the Project, whether partially or totally damaged or destroyed, will be restored to substantially the same condition as existed prior to such damage or destruction. If the Project is so substantially damaged that it is reasonably necessary, in Landlord’s judgment, to demolish the same for the purpose of reconstruction, Landlord may demolish the same, in which event Landlord may treat such demolition as if it had been caused by the same event as that which caused the damage.
18.2    Except as otherwise provided herein, if the entire Demised Premises are rendered untenantable by reason of any such damage, all Base Annual Rent and Additional Rent shall abate for the

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period from the date of the damage to the date the damage is fully repaired (subject to the completion of minor punch list items), and if only a part of the Demised Premises are so rendered untenantable, the Base Annual Rent and Additional Rent shall abate for the same period in the proportion that the area of the untenantable part bears to the total area of the Demised Premises; provided, however, that if, prior to the date when all of the damage has been repaired, any part of the Demised Premises so damaged are rendered tenantable and shall be used or occupied by or through Tenant, then the amount by which the Rent abates shall be apportioned for the period from the date of such use or occupancy to the date when all the damage has been repaired. No compensation or reduction of Base Annual Rent or Additional Rent will be paid or allowed by Landlord for inconvenience, annoyance, or injury to Tenant’s business arising from the need to repair the Demised Premises, the Building or the Project; provided, however, that Landlord shall make reasonable efforts to minimize its disruption of Tenant’s business.
18.3    Landlord shall have no obligation to repair damage to or to replace Tenant’s Items or any other personal property located in the Demised Premises or at the Project, and Tenant shall within thirty (30) days after the Demised Premises are sufficiently repaired so as to permit the commencement of work by Tenant, commence to repair, reconstruct and restore or replace the Tenant’s Items and prosecute the same diligently to completion before Base Annual Rent and Additional Rent resume; provided however, such abatement of Base Annual Rent and Additional Rent shall not exceed a period of sixty (60) days after the Demised Premises have been sufficiently repaired and restored to permit the installation of Tenant’s Items. Notwithstanding the foregoing, if Landlord has not received sufficient insurance proceeds or self-insured amounts from Tenant to cover the full replacement cost of Tenant’s Work within sixty (60) days after Landlord has completed the restoration of Landlord’s Work, Tenant shall be responsible for the restoration of Tenant’s Work and Tenant shall be obligated to re-commence paying Landlord the full amount of Base Annual Rent and Additional Rent. Subject to the terms of any SNDA (as hereinafter defined), Landlord agrees that if the cost to repair and restore the Demised Premises exceeds $200,000.00, Tenant may pay Landlord any self-insured portion of its insurance coverage upon

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submission on a monthly basis of standard AIA payment applications (or their equivalent, as may be reasonably acceptable to Landlord and Tenant).
18.4    Notwithstanding the foregoing provisions of this Section 18, if (a) the Demised Premises shall be so damaged by fire or other casualty (“Casualty”) that they cannot be fully repaired within twelve (12) months after the date of such damage, or (b) the Project shall be so damaged by Casualty that, in Landlord’s reasonable opinion, substantial reconstruction of the Project (“Restoration”) is required (whether or not the Demised Premises have been damaged or rendered untenantable) and cannot be completed within twelve (12) months of such damage, then Landlord, at its option, within sixty (60) days after the Casualty, may give Tenant written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall terminate (whether or not the Term shall have commenced) upon the date of such notice, and all Rent shall be apportioned as of such date. Landlord shall deliver to Tenant, within sixty (60) days after any Casualty, a good faith estimate of the time necessary to complete Restoration and confirmation Landlord has sufficient funds available for Restoration (the “Casualty Notice”). Tenant shall have the right to terminate this Lease if the Demised Premises are so damaged by Casualty (a) that they cannot be fully Restored within twelve (12) months of the date the damage has occurred (as reasonably determined by Landlord); (b) there will be less than fifteen (15) months remaining on the Term upon completion of the Restoration; or (c) Landlord does not have sufficient funds for Restoration. Tenant shall give Landlord written notice of its election to terminate the Lease within thirty (30) days after Tenant’s receipt of a Casualty Notice.
18.5    In the event this Lease is terminated subsequent to a Casualty by Landlord or Tenant, Tenant may take a reasonable period of time, not to exceed thirty (30) days, to vacate that portion of the Building that may still be occupied safety and in accordance with applicable laws, to permit an orderly transition of the Tenant’s business. The Rent payable hereunder shall be equitably pro-rated during such period of time prior to Tenant’s total vacation from the Demised Premises.
19.    CONDEMNATION

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19.1    Tenant agrees that if the whole or a substantial part of the Demised Premises shall be taken, condemned, or conveyed under threat of condemnation for public or quasi-public use or other purpose by any competent authority (“Taking”), Tenant shall have no claim against Landlord and shall not have any right to any portion of the amount that may be awarded as damages or paid as a result of any Taking (except the unamortized cost of the Tenant’s Work or other Alterations paid for by Tenant) (“Unamortized Costs”); and all right of Tenant to damages for the unexpired leasehold estate and leasehold improvements (except for Tenant’s Work) that are, have become, or will become, by the terms and conditions of this Lease, the property of Landlord, if any, are hereby assigned by Tenant to Landlord. Upon such Taking, the Term shall cease and terminate from the date of the Taking, and Tenant shall have no claim against Landlord for the value of any unexpired Term. If less than a substantial part of the Demised Premises is the subject of a Taking, Base Annual Rent and Additional Rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. For purposes of this Section, a substantial part of the Demised Premises shall be considered to have been taken if more than twenty-five percent (25%) of the Demised Premises (excluding Common Areas) are thereafter unusable by Tenant. Notwithstanding the foregoing, if and to the extent Tenant obtains a separate award from the condemning authority for Tenant’s moving costs, Tenant’s fixtures or otherwise, and provided such separate award does not have the effect of reducing the award to Landlord, then any such award and the award for Unamortized Costs shall belong to Tenant in the event of a termination of this Lease.
19.2    If so much of the Project is subject to a Taking so that the cost to restore the Project as an office building exceeds fifty percent (50%) of the appraised value of the Building, Landlord and Tenant shall each have the right to terminate this Lease upon notice in writing to the other within sixty (60) days after possession is taken by the condemning authority. If this Lease is terminated upon a Taking of the Project as herein provided, Tenant shall pay Rent and perform all of its other obligations under this Lease up to the termination date with a proportionate refund by Landlord of any Base Annual Rent and Additional Rent as may have been paid in advance for a period subsequent to such termination.

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20.    DEFAULT
20.1    A default or event of default under this Lease (“Event of Default”) shall occur if Tenant shall:
(a)    fail to pay Base Annual Rent or any installment thereof as aforesaid, and/or any Additional Rent as herein provided, and/or any late fee, when the same shall become due and payable, and such default shall continue for more than five (5) days after written notice that such payment is overdue; provided, however, that Landlord shall only be required to give such notice two (2) times in any twelve (12) month period and thereafter it shall be an Event of Default if Tenant fails to make any payment within five (5) days after the same is due;
(b)    default in the performance of any of the other covenants, conditions, terms, agreements, rules or regulations herein contained, or hereafter established, on the part of Tenant to be kept and performed and such default shall continue for more than thirty (30) days after Tenant’s receipt of written notice of such default from Landlord; provided, however, that if such failure is incapable of practicably being cured with diligence within such thirty (30) day period and if Tenant shall proceed promptly to cure the same and thereafter shall prosecute such curing with diligence, then upon receipt by Landlord of a certificate from Tenant stating the reason such failure cannot practicably be cured within thirty (30) days and stating the estimated time necessary to fully cure such failure may be cured, shall be extended for such period as may be necessary to complete the curing of same with diligence;
(c)    be a corporate entity and shall fail to remain in good standing in the State of Missouri (the “State”) or the state of its creation or shall if a foreign corporate entity, fail to maintain a duly registered agent in the State and fail to correct such failure within the time necessary to prevent dissolution or disqualification by the applicable governing authority; or
(d)    totally vacate the Demised Premises during the Term and fail to provide reasonable security service for the Building.

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20.2    If any of the Events of Default described in Section 20.1 occur, Landlord may, but shall not be obligated to, terminate this Lease by notice to Tenant upon which Tenant’s right of possession shall thereupon cease and terminate, or, without terminating this Lease, Landlord shall be entitled to possession of the Demised Premises and to re-enter the same without demand of rent or demand of possession of the Demised Premises by process of law, notice to quit or of intention to re-enter the same being hereby expressly waived by Tenant. Without limiting the foregoing, Tenant hereby waives all notice which may be required by statute or common law prior to the termination of this Lease or the commencement of an action to obtain possession of the Demised Premises by summary proceedings or otherwise. In the event of such re-entry by process of law or otherwise, Tenant nevertheless agrees to remain liable for any and all damages which Landlord may sustain by such re-entry including, without limitation, deficiency in or loss of Base Annual Rent, Additional Rent, reasonable attorneys’ fees, other collection costs and all expenses of placing the Demised Premises in first-class rentable condition, including the costs of subdividing all or part of the Demised Premises.
20.3    In an effort to mitigate Tenant’s damages if an Event of Default has occurred and Landlord has terminated Tenant’s right of possession, Landlord agrees to use commercially reasonable efforts to re-let the Demised Premises; provided, however, in no event shall Landlord be obligated to accept a lease for all or any portion of the Demises Premises that is economically less favorable than the terms of this Lease as reasonably determined by Landlord. Specifically, Landlord shall not, in any event, be required to give any preference or priority to the leasing of the Demised Premises over any other space that Landlord or its affiliates may have available in other buildings in the City of St. Louis. Further, Landlord shall not be required to: (i) take any instruction or advice given by Tenant regarding re-letting the Demised Premises; (ii) accept any proposed tenant unless such tenant has a creditworthiness acceptable to Landlord in its reasonable discretion; (iii) accept any proposed tenant unless such tenant leases the Demised Premises upon terms and conditions satisfactory to Landlord in its sole discretion (after giving consideration to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs); or (iv) consent to any assignment or sublease for a period which

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extends beyond the expiration of the current term or which Landlord would not otherwise be required to consent to under the provisions of this Lease.
20.4    Whether or not this Lease and/or Tenant’s right of possession is terminated by reason of Tenant’s Event of Default, and in addition to any other remedy Landlord may have at law or in equity, following an event of default, Landlord may relet the Demised Premises or any part thereof, alone or together for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions of free rent and alterations of the Demised Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Demised Premises or any failure by Landlord to collect any rent due upon such reletting.
20.5    Whether or not this Lease is terminated by reason of Tenant’s default, following an Event of Default, Tenant nevertheless shall remain liable for any Base Annual Rent, Additional Rent or damages which may be due or sustained prior to or as a result of such default, all costs, fees and expenses including, but not limited to, reasonable attorneys’ fees, brokerage fees, expenses incurred in placing the Demised Premises in first-class rentable condition, and any other costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Demised Premises to others from time to time (all such Base Annual Rent, Additional Rent, damages, costs, fees and expenses being hereinafter referred to as “Termination Damages”), which, at the election of Landlord, shall include either:
(a)    An amount equal to the Base Annual Rent and Additional Rent which would have become due during the remainder of the Term, less the amount of rental, if any, which Landlord shall receive during such period from others to whom the Demised Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Termination Damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Term would have expired but for Tenant’s default. Separate suits

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or actions may be brought to collect any such Termination Damages for any subsequent month(s) by similar proceedings, or Landlord may defer any suits or actions until after the expiration of the Term; or
(b)    An amount equal to the present value (as of the date of Tenant’s default) of all Base Annual Rent and Additional Rent which would have become due during the remainder of the Term, discounted at the rate of eight percent (8%) per annum, shall be payable to Landlord in one lump sum on demand.
20.6    If Tenant shall (i) make an assignment for the benefit of creditors, (ii) file, be the entity subject to, or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganizations, composition, extension, arrangement, or insolvency proceedings, or (iii) make an application in any proceedings for, be the entity subject to, or acquiesce in, the appointment of a custodian, trustee, receiver or agent for Tenant or all of Tenant’s property; or (iv) acquiesce in any petition filed against Tenant in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, in which Tenant is the subject entity, and, in any of the foregoing enumerated events, (1) an order for relief be issued thereon, or (2) such petition shall be approved by any court, or (3) such proceedings shall not be dismissed, discontinued, terminated or vacated within ninety (90) days after such petition is filed; then, in any of said events, this Lease shall immediately cease and terminate at the option of Landlord with the same force and effect as though the date of occurrence of said event was the date herein fixed for expiration of the Term and all unpaid installments of Base Annual Rent and Additional Rent remaining unpaid for the balance of the Term shall become immediately due and payable to Landlord. In case any of the foregoing provisions are unenforceable or invalid under the Bankruptcy laws of the United States or the insolvency laws or laws for the relief of debtors of any state or territory, the remaining provisions of this Section shall not be affected thereby, but shall remain in full force and effect. No trustee, interim trustee, debtor in possession, debtor engaged in business, custodian, receiver or assignee, or any fiduciary by whatever name, in dominion, control, custody or title, acting under the purported authority of any law, may assume or assign this Lease without the prior written

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consent of Landlord unless all requirements of the Bankruptcy Laws of the United States are fully satisfied. Such requirements in the event of a proceeding under 11 U.S.C. 101, et seq., include specifically, but without limitation, full compliance with 11 U.S.C. 365 (b) (1) (A), (B) and (C), (b) (3) (A), (B) and (C), (b) (4) and (f) (2) (A) and (B). If the property of Tenant is under administration pursuant to the provision of 11 U.S.C. 101, et seq., then no claim of Landlord for failure or refusal of Tenant to perform the covenants of this Lease shall exceed amounts allowable under 11 U.S.C. 502 (b) (A) and (B), together with any other amounts allowable to Landlord under other provisions of 11 U.S.C. or interpretations thereof.
20.7    If, (a) prior to the Lease Commencement Date and (b) provided Landlord is not in default of Landlord’s obligations hereunder, Tenant notifies Landlord of, or otherwise unequivocally demonstrates by written statements from authorized officers of Tenant, Tenant’s intention to repudiate this Lease, Landlord may, at its option, consider this anticipatory repudiation as a breach of this Lease. Subsequent to such anticipatory repudiation, Tenant shall pay all Base Annual Rent payable under this Lease, reimburse Landlord for any and all costs incurred by Landlord in connection with this Lease, including but not limited to Landlord’s Work, Tenant’s Work, Alterations constructed or installed within the Demised Premises, and pay for materials ordered at Tenant’s request for the Demised Premises, in addition to being responsible for all consequential damages.
21.    TENANT HOLDING OVER
21.1    Unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Demised Premises or any part thereof after the expiration or earlier termination of this Lease, Tenant shall pay Landlord (i) for the first three (3) months of such holding over, one hundred twenty-five percent (125%) of the Base Annual Rent applicable immediately prior thereto, and (ii) for the period from and after the end of the third (3rd) month of such holding over, one hundred fifty percent (150%) of such Base Annual Rent, in each case prorated on a per diem basis for each day of such holding over. Further, Tenant shall be responsible for one hundred percent (100%) of all Additional Rent accruing during or applicable to the holdover period but no other damages and losses incurred by Landlord as a result of

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Tenant’s holdover. Provided, after the third (3rd) month of the holdover period consequential damages incurred by Landlord due to Tenant’s holdover shall be payable by Tenant. The foregoing provisions shall neither serve as permission for Tenant to holdover nor serve to extend the Term (although after commencement of said holdover Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Demised Premises). Tenant shall not be entitled to any renewal, right of first offer or expansion rights contained in this Lease or in any amendments hereto during any such holdover period. The provisions of this Section shall not operate as a waiver by Landlord of any right of re-entry herein provided.
22.    HAZARDOUS SUBSTANCES
22.1    Tenant covenants and agrees that Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials (as defined below) on or about the Demised Premises, Building, or Project. Other than ordinary cleaning materials, office supplies and fuel for back-up generators, Tenant shall not allow the storage, use or disposal of such hazardous substances or materials in any manner not sanctioned by law or by the prudent standards prevailing in the industry for the storage and use of such hazardous substances or materials, nor allow to be brought into the Demised Premises any such hazardous materials or substances except to use in the ordinary course of Tenant’s business, if the amount of such hazardous substances or materials are in excess of commercial standards, Tenant shall give Landlord written notice of the identity and quantity of such hazardous substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended 42 U.S.C. Section 6901 et seq., any applicable state or local laws, ordinances, ordinances or regulations, and the regulations adopted under these acts (“Hazardous Materials Laws”). If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials or substances due to acts or omissions of Tenant within the Demised Premises, then the costs thereof shall be reimbursed by Tenant to Landlord upon

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demand as Additional Rent if such testing reveals that Tenant materially violated the provisions of this Section 22.1. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Demised Premises, caused by Tenant, its agents, employees, contractors or invitees. In all events, Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs and liabilities, including without limitation reasonable attorneys’ fees and costs incurred as a result of a release or threatened release of hazardous materials or substances on the Demised Premises or Building in violation of applicable laws if caused by Tenant, Tenant’s agents, employees, officers, contractors, subcontractors, vendors, invitees or other persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Term. Landlord agrees that as of the Lease Commencement Date, the Demised Premises shall be in compliance with all applicable Hazardous Materials Laws.
22.2    To the actual knowledge of Landlord as of the date hereof, which is limited to those matters disclosed in that certain Revised Phase One Environmental Site Assessment Report conducted by SCI Engineering dated October 8, 2013, that certain Phase Two Environmental Site Assessment Report conducted by SCI Engineering dated November 12, 2013, and that certain Asbestos Report conducted by SCI Engineering dated October 24, 2013 (collectively, the “Environmental Reports”), Landlord warrants and represents to Tenant that as of the Lease Commencement Date, (a) the asbestos identified in the Environmental Reports shall be removed from the Demised Premises as part of Landlord’s Work and any other asbestos found shall be encapsulated or remediated prior to the Lease Commencement Date, and (b) there shall be no Hazardous Materials within, on or under the Demised Premises other than those permitted for use by Tenant or identified in the Environmental Reports.
23.    ATTORNMENT AND CURE RIGHTS
23.1    This Lease shall be subject and subordinate to any and all mortgages, deeds of trust or master leases (“Master Lease”), as well as to any extensions or modifications thereof, including any mortgage and/or deed of trust executed by Landlord (“Deed of Trust”) which may now or hereafter affect

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this Lease or any portion of the Project (collectively, “Senior Rights”). In confirmation of such subordination, Tenant and Landlord shall execute within twenty (20) days after request therefor, a commercially reasonable certificate or subordination, non-disturbance and attornment agreement (“SNDA”) with Landlord’s lender (“Lender”) or master landlord (“Master Landlord”) holding the applicable Senior Right to which such subordination relates and which SNDA will not modify or amend this Lease provided an SNDA may impose additional obligations on the Tenant. Landlord agrees to reimburse Tenant for its reasonable legal out-of-pocket costs incurred with respect to a request for an SNDA from Tenant. Tenant agrees that in the event any proceeding is brought for the foreclosure of any Senior Right encumbering the Demised Premises or the Building, Tenant shall attorn to the purchaser at such foreclosure sale and shall recognize the same as Landlord under this Lease. Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate, or otherwise adversely affect this Lease and the obligations of Tenant hereunder, should any such foreclosure proceeding be prosecuted or completed. Tenant agrees that upon such attornment, neither the original Senior Rights holder nor the Senior Rights purchaser shall be (1) bound by any Rent which Tenant might have paid to Landlord or any subsequent Landlord more than thirty (30) days in advance of the due dates thereof, for any period after the occurrence of the event that gave rise to attornment by Tenant, (2) bound by any amendment, modification, assignment or termination of this Lease or by any waiver or forbearance on the part of Landlord or any subsequent Landlord made or given without the written consent of the Senior Rights’ holder or Senior Rights’ purchaser, (3) liable for any act or omission of Landlord or any subsequent Landlord in connection with the Lease, (4) subject to any offsets or defenses which Tenant might have against Landlord or any subsequent Landlord except that a Senior Rights' purchaser shall be subject to (A) any Rent credits pursuant to Section 2.3 of this Lease, and (B) any accrued offset rights pursuant to Section 5.2 of this Lease, provided that such offset rights relate to acts or omissions of the prior Landlord that occurred no more than ninety (90) days prior to the date that Senior Rights' purchaser has succeeded to the interest of Landlord under the Lease, and further provided that such offset rights shall not exceed Two Hundred Sixty-Eight Thousand Dollars

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($268,000.00) in the aggregate, (5) liable for the return of any form of security, cleaning or other deposit sum that Tenant may have paid in advance to Landlord or any subsequent Landlord, unless the Senior Rights’ holder or Senior Rights’ purchaser actually receives such amounts, (6) liable for any representation given by Landlord or any subsequent Landlord, except to the extent any such representations, warranties or indemnities arise from events or circumstances that are continuing or occur after Senior Rights' purchaser has succeeded to the interest of Landlord under the lease, or (7) liable for any indirect or consequential damages. Upon request by such purchaser, Tenant shall execute and deliver an instrument or instruments confirming Tenant’s attornment within ten (10) business days after request therefor or as otherwise required in the applicable SNDA. Notwithstanding the above, the Senior Rights holder (or a purchaser) shall not have any liability for damage claims arising prior to the date Senior Right’s holder (or a purchaser) takes possession of the Project or obligations to perform Landlord’s obligations hereunder prior to taking possession of the Project.
23.2    Notwithstanding anything else to the contrary in this Lease, Landlord shall provide to the Tenant and Tenant shall execute prior to or simultaneously with (a) the recording of any Deed of Trust encumbering any portion of the Project, or (b) the execution of any document creating any Senior Rights, an SNDA executed by Landlord, the Lender (or holder of Senior Rights) and Tenant that includes the following provisions:

(i)    upon termination of Landlord’s rights under any Master Lease; or
(ii)    completion of any foreclosure sale of any portion of the Project (“Foreclosure Sale”), unless the purchaser at the foreclosure sale or Master Landlord (“New Landlord”) within sixty (60) days after the Foreclosure Sale or Master Lease termination (“Termination Event”) provides Tenant with a written agreement reasonably acceptable to the Tenant (“New Landlord Agreement”) that:
(x) the New Landlord assumes all obligations as Landlord hereunder, and
(y) in the event the Landlord’s Work and Tenant’s Work are not Substantially Completed, that the New Landlord

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(A) has sufficient funds to Substantially Complete the Landlord’s Work and Tenant’s Work, and
(B) will diligently pursue Substantial Completion of the Landlord’s Work and Tenant’s Work in accordance with the requirements of this Lease;
then if the New Landlord Agreement has not been provided to Tenant within such sixty (60) days after the Termination Event, Tenant may terminate this Lease upon written notice to New Landlord and in which event, neither Tenant nor New Landlord shall have any rights, remedies, obligations or liabilities to the other party under this Lease.
If (x) a Termination Event has occurred; (y) a new Landlord Agreement has not been executed within such sixty (60) day perioed; and (z) the applicable Senior Rights' holder and the Landlord did not previously close upon a loan for the construction of the Landlord's Work or Tenant's Work , the New Landlord may terminate this Lease by written notice to Tenant and neither New Landlord nor Tenant shall have any rights, remedies or liabilities to the other party under this Lease.
23.3    The SNDA may be on a form provided by the holder of Senior Rights complying with this Section 23 and with such other changes reasonably requested by the Tenant
23.4    At the request of Landlord or the holder of any Senior Rights, Tenant shall give to such holder a copy of any default notice that Tenant gives to Landlord under this Lease and shall afford to said holder a reasonable opportunity to cure any purported default by Landlord, provided (a) the Tenant shall not be precluded from exercising its self-help rights arising due to Landlord’s default and offset rights, and (b) the dates for Move-In Completion and Substantial Completion of Landlord’s Work and Tenant’s Work shall not be modified and the Tenant shall be entitled to all Rent credits as provided herein.
24.    ESTOPPEL CERTIFICATES
24.1    Tenant shall, without charge, at any time, and from time to time, up to twice each calendar year within ten (10) business days after receipt of request therefor by Landlord or Landlord’s designee, execute, acknowledge and deliver to Landlord, any mortgagee, assignee of a mortgagee, or any

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purchaser of the Building or any other person reasonably designated by Landlord, as of the date of such Estoppel Certificate, the following: (1) whether or not Tenant is in possession of the Demised Premises; (2) whether or not this Lease is unmodified and in full force and effect (or if there has been a modification, that the Lease is in full force and effect as modified and setting forth such modification); (3) whether or not there are then existing any set-offs or defenses against the enforcement of any right hereunder (and, if so, specifying the same in detail); (4) the dates, if any, to which any Base Annual Rent, Additional Rent or other charges have been paid in advance; (5) that Tenant has no knowledge of any other such uncured defaults on the part of Landlord’s obligations under this Lease (or if Tenant has knowledge, specifying the same in detail); (6) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); (7) the address to which notices to Tenant should be sent; and (8) any other information reasonably requested for an estoppel. Any such statement delivered pursuant hereto may be relied upon by Landlord or any mortgagee or prospective purchaser or mortgagee of the Building, the Project or any part thereof or estate therein. Tenant acknowledges that time is of the essence to the delivery of such statements by Tenant and that Tenant’s failure or refusal to do so may result in substantial damages to Landlord resulting from, for example, delays suffered by Landlord in obtaining financing or refinancing secured by the Demised Premises or the Building. In addition, if after ten (10) business days from written notice requesting such estoppel certificate, Tenant’s failure or refusal to deliver such certificates within the time period aforesaid shall be conclusive evidence as against Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that Tenant has no knowledge of any uncured defaults in Landlord’s performance of obligations hereunder, and (iii) that not more than one month’s installment of Base Annual Rent or any Additional Rent has been paid in advance of the due date. Tenant shall be permitted to make similar requests of Landlord for similar estoppel certificates and Landlord shall comply with such requests.
25.    INABILITY TO PERFORM

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25.1    Except to the extent expressly provided to the contrary in this Lease and except with respect to (i) Tenant’s obligation to pay Rent, and (ii) maintenance by Landlord and Tenant of the requisite insurance as set forth in this Lease (unless generally unavailable in the St. Louis metropolitan area), in the event any obligation to be performed by either Landlord or Tenant is prevented or delayed due to labor disputes, acts of God, utility interruption (unless due to Landlord’s negligence or willful misconduct), acts of terrorism, inability to obtain materials (if such inability is due to shipping or similar problems and not the Landlord’s selection of materials with limited availability or late ordering of materials), governmental restrictions, casualty, or other causes beyond each respective party’s control (individually, a “Force Majeure Delay,” and collectively, “Force Majeure Delays”), then Landlord or Tenant shall be excused from performing such obligation for a period of time equal to the period of such delay. The inability to obtain financing or lack of money shall not constitute a Force Majeure Delay.
26.    TRANSFER BY LANDLORD
26.1    Landlord may freely sell, assign, or otherwise transfer all or any portion of its interest under this Lease or in the Demised Premises or the Project, and in the event of any such sale, assignment or other transfer, the party originally executing this Lease as Landlord, and any successor or affiliate of such party, shall, without further agreement between Landlord and Tenant or between Landlord and/or Tenant and the person or entity who is the purchaser, assignee or other transferee of Landlord, be relieved from all liability with respect to any obligations occurring or covenants to be performed by Landlord or its agents after the effective date of such transfer and the transferee shall become the “Landlord” hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord after the effective date of such transfer and Tenant shall thereafter be bound to such purchaser, assignee or other transferee, as the case may be, with the same effect as though the latter had been the original Landlord hereunder. Without limitation of the foregoing, Landlord may restructure ownership of the Project in any manner it deems necessary or convenient in connection with the acquisition, Incentive Program, financing or other development process related to the Project or performance of Landlord’s Work contemplated herein, provided Tenant’s exclusive right to occupancy of

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the Demised Premises during the Term shall not be materially impacted from the terms and conditions of such occupancy described herein. Tenant shall cooperate with Landlord to effectuate said restructuring and agrees to execute such documentation as may be reasonably requested by Landlord in connection therewith so long as no costs, rights or obligations hereunder are affected.
27.    WAIVER
27.1    If under the provisions hereof Landlord or Tenant shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any covenant herein contained nor of any of the rights hereunder of Landlord or Tenant, as the case may be. No waiver of any breach of any covenant, condition, term or agreement herein contained shall operate as a waiver of the covenant, condition, term or agreement itself or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver shall be in writing signed by Landlord or Tenant, as the case may be. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Annual Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Base Annual Rent or Additional Rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Base Annual Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Annual Rent and/or Additional Rent or pursue any other remedy in this Lease provided. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.
28.    ATTORNEYS’ FEES
28.1    If any action is commenced by either party against the other (including, without limitation, any action shall be brought by Landlord to recover any Rent under this Lease or for the recovery of possession of the Demised Premises, or any action brought by Landlord or Tenant for or on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this

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Lease), the prevailing party will be reimbursed for all reasonable attorneys’ fees and associated costs by the other party.
29.    GENERAL PROVISIONS
29.1    Definition of “Landlord”. As used herein, the term “Landlord” shall mean the entity herein named as such, and its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as Landlord. No person holding Landlord’s interest hereunder (whether or not such person is named as “Landlord” herein) shall have any further liability hereunder after such person ceases to hold such interest, except for any such liability accruing while such person holds such interest. No principal of Landlord, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease.
29.2    Definition of “Tenant”. As used herein, the term “Tenant” shall mean each person hereinabove named as such and any Permitted Transferee and each such person’s and Permitted Transferee’s heirs, personal representatives, successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as Tenant; provided, that no such right or privilege shall inure to the benefit of any subtenant or assignee of Tenant, immediate or remote, unless the assignment to such assignee or the sublease with such subtenant is made in accordance with the provisions of Section 8, hereof. In the event that two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several. In like manner, in the event that the Tenant named in this Lease shall be a partnership or other business association, the members or partners of which are by virtue of statute or general law subject to personal liability, then, and in that event, the liability of each such member or partner shall be deemed to be joint and several. Notwithstanding any other provisions hereof, or of any rule or provision of law, the failure or refusal by Landlord to proceed, in the event of a breach or default by Tenant, against all the individuals, corporations, partnerships or other business associations comprising

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Tenant (or any combination of two or more thereof) or against Tenant shall not be deemed to be a release or waiver of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so proceeded against, nor shall it not be deemed to be a release or waiver of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so proceeded against, nor shall the granting by Landlord of a release of, or execution of a covenant not to sue anyone or more of the individuals, corporations, partnerships, or other business associations comprising Tenant (or any combination of two or more thereof) constitute a release or waiver, in whole or in part, of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so released or granted a covenant not to sue. No principal of Tenant, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. In the event Tenant is a corporation or partnership, the persons executing this Lease on behalf of Tenant hereby represent and warrant that: Tenant is a duly constituted corporation or partnership qualified to do business in the State; all of Tenant’s franchise and corporate taxes have been paid to date; that Tenant is otherwise in good standing in the State of its incorporation or organization; and that such persons are duly authorized to execute and deliver this Lease on behalf of Tenant.
29.3    No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.
29.4    No Representation. Neither Landlord nor any agent or employee of Landlord has made any representation or promise with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein set forth.
29.5    Brokers. Landlord and Tenant acknowledge that Tenant’s Broker is the agent of Tenant, with all related responsibilities to Tenant (not Landlord). Furthermore, Landlord and Tenant acknowledge that Landlord’s Broker is the agent of Landlord, with all related responsibilities to Landlord (not Tenant). Tenant, Landlord and the real estate licensees acknowledge that these brokerage

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relationships, if required by rule or regulation, were disclosed to Landlord or Tenant or their respective agents no later than the first showing, upon first contact or immediately upon the occurrence of any change to the relationship. Landlord shall be solely responsible to pay Landlord’s Broker brokerage commissions in accordance with a separate agreement(s) with said brokerage company. Tenant shall be solely responsible to pay Tenant’s Broker brokerage commissions, and any other fees and charges incurred in connection with this Lease or the Project, in accordance with a separate agreement(s) with said brokerage company and its affiliates. Tenant and Landlord shall mutually indemnify and hold each other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by either party except as disclosed hereinabove.
29.6    Invalidity of Particular Provisions. It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision invalid, and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such terms and provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
29.7    Notices. All notices required to be given hereunder by either party to the other shall be given by personal delivery or sent by a reputable private carrier of overnight mail. In the event notice is given by personal delivery, notice shall be deemed given when delivered; or if notice is given by private carrier or overnight mail it shall be deemed made on the day after such sending. Notices to the respective parties shall be to the addresses set forth in the Lease Summary or such other address as notified to the other parties.
29.8    Construction.
(a)    As used herein, the term “person” shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity; and all references made (1) in the neuter,

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masculine or feminine gender shall be deemed to have been made in all such genders, and (2) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well.
(b)    The headings of the Sections hereof are provided only for convenience of reference, and shall not be considered in construing the contents thereof.
(c)    Time is of the essence with respect to each of Tenant’s obligations under this Lease.
(d)    Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.
(e)    The Exhibits attached hereto are incorporated herein by reference.
(f)    The use of the term “including” shall mean in all cases “including but not limited to” or “including, without limitation,” unless specifically designated otherwise.
(g)    The term “business day” as used in this Lease shall mean any calendar day other than a Saturday or Sunday or legal holiday in the State. If the term “day” is used without reference to the same being a “business day”, then such use of “day” shall mean a calendar day.
29.9    Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State, and any action or proceeding arising hereunder shall be brought in the courts of the State. If any such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties hereto, so that suit may be brought in a United States District Court, it shall be brought in the United States District Court for the Eastern District of Missouri, Eastern Division.
29.10    Binding Effect. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.
30.    RESOLUTION OF DISPUTES

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30.1    Landlord and Tenant will use commercially reasonable efforts to resolve any disputes between them with respect to their respective obligations and the completion of the Landlord’s Work and Tenant’s Work as efficiently and as cost-effectively as possible. At all relevant times, Landlord and Tenant will make bona fide and good faith efforts to resolve all disputes by amicable negotiations; and ensure their representatives will meet, negotiate in good faith and try to resolve each dispute without litigation.
31.    ENTIRE AGREEMENT
31.1    This Lease, together with the Lease Summary and all Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained and embodied in this Lease shall be of any force or effect, and this Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing signed by all parties hereto. All accrued, unpaid amounts of Base Annual Rent, Additional Rent and the costs, expenses, damages and liabilities incurred by Landlord for which Tenant is expressly liable under the terms of this Lease, shall survive the expiration or termination of this Lease for any reason whatsoever. This Lease shall supersede the MOU.
32.    NO OPTION
32.1    The submission of this Lease for examination or consideration by Tenant or discussion between Tenant and Landlord does not constitute a reservation of or option for the Demised Premises or any other space in the Building, and this Lease shall be and become effective as a lease and an agreement only upon the execution and delivery of this Lease by Landlord and Tenant.
33.    APPROVED CONTRACTORS.
33.1    As used hereunder, an “Approved Contractor” shall mean the following: (a) for all items for which Landlord has obtained a warranty (which at the time of the work is then in effect), a contractor specified by Landlord; (b) for all items that are not under warranty and that are not Tenant Items, a contractor chosen by Tenant from a pre-approved list of contractors provided by Landlord, and (c) for Tenant Items, a competent contractor chosen by Tenant.

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34.    CONFIDENTIALITY OF LEASE.
34.1    From and after the date lease negotiations are entered into and throughout the Term, neither Landlord nor Tenant shall disclose any of the terms, covenants, conditions or agreements set forth in the letters of intent or in this Lease or any amendments hereto, any documents or information pertaining to the acquisition of the Project, nor provide such correspondence, this Lease, any amendments hereto or any copies of the same, nor any other information (oral, written or electronic) which is communicated by or on behalf of Tenant or on behalf of Landlord relating to this Lease or the acquisition of the Project (collectively, “Confidential Information”), to any person including, without limitation, any brokers or any affiliates, agents or employees of tenants in other buildings or brokers without the other party’s written consent, except as set forth herein, as may be required by Tenant’s regulators, as required by law, or as ordered by a court with appropriate authority provided the party seeking disclosure seeks available protective orders. Notwithstanding the foregoing, (a) Tenant shall have no obligation to seek any form of protective order or redaction of the terms in connection with Securities and Exchange Commission filing requirements and obligations; and (b) Tenant or Landlord may disclose the terms of this Lease to those of its attorneys, employees, partners, consultants, lenders, or accountants who have a reasonable need for such Confidential Information, and who agree to be bound by the terms of this Section. The parties agree to coordinate any press releases or public statements regarding the status of this Lease.
35.    ROOFTOPS; GENERATOR
35.1    Upper Roof. Without limiting any other provision of this Lease, Tenant shall have the right, at its sole cost and expense, to install a 36-inch satellite or microwave dish and related equipment (collectively, the “Rooftop Equipment”) on the upper roof of the Building located above the 6th floor (the “Upper Roof”) for use to serve the Demised Premises and/or the business operations therein, provided any such installations, including, without limitation, the location thereof, shall be subject to Landlord’s prior consent, which consent may be withheld in Landlord’s reasonable discretion. No Additional Rent or

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fees shall be charged for Tenant’s exercise of its rights under this Section 35.1. Any such Rooftop Equipment shall be installed by Tenant in accordance with the terms and conditions of Section 7 to this Lease for Alterations and otherwise in accordance with all applicable laws and building codes, including but not limited to any related to an Incentive Program, and shall not be visible or protrude beyond the screening located on the roof of the Building. Tenant will provide Landlord with copies of all applications for approvals, permits and licenses and all approvals, permits and licenses as they are issued. Tenant shall remove such Rooftop Equipment at the expiration or earlier termination of this Lease and repair any damage caused by such removal. Notwithstanding the above, Landlord will not unreasonably withhold its consent to Tenant erecting additional equipment on the Upper Roof as Tenant may request from time to time. Such additional equipment shall be subject to the conditions of this Section 35.1, shall be done at no cost to Landlord, and shall not adversely impact Landlord’s warranties for the Building.
35.2    Lower Roof. In addition to Tenant’s right to use the Upper Roof set forth in Section 35.1, Tenant shall also have the right, as part of the original Landlord’s Work or Tenant’s Work or subsequently as an Alteration in accordance with Section 7 of this Lease, to make improvements to the lower roof of the Building located above the 3rd floor (the “Lower Roof”), and to install, replace and maintain furniture, fixtures and Rooftop Equipment thereon at no cost to Landlord. For all purposes of this Lease except the payment of Base Annual Rent which shall not be imposed thereon and as otherwise set forth herein below, the Lower Roof shall be deemed to be a part of the Demised Premises and Tenant shall be entitled to exclusive occupancy thereof, subject only to Landlord’s rights of entry as otherwise provided herein. No Base Annual Rent, Additional Rent or other fees shall be charged for Tenant’s exercise of its rights under this Section 35.2. Notwithstanding the foregoing, any requests for the installation of Rooftop Equipment on the Lower Roof shall be permitted, subject to Landlord’s prior approval, which shall not be unreasonably withheld but may be withheld if the same violates the requirements associated with the installation of Rooftop Equipment in Section 35.1 or Section 35.3 of this Lease or the applicable requirements of Section 7 of this Lease.

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35.3    Roof Alterations and Maintenance. In all instances, Tenant agrees to use an Approved Contractor for all work to be performed by Tenant on the Upper Roof or Lower Roof, and all installations, repair, maintenance and other Alterations to the Lower Roof or Upper Roof shall be in accordance with the terms set forth in Section 7 of this Lease. Landlord and Landlord’s designees shall have the right to maintain and repair both the Lower Roof and Upper Roof as Landlord deems necessary in Landlord’s sole discretion, and Landlord further retains the right to use the Upper Roof for any purposes its deems prudent including but not limited to the installation of Rooftop Equipment provided that the same does not interfere with the Rooftop Equipment then previously installed by Tenant. Tenant agrees that any request for installations, work or additions on or to the Upper Roof or the Lower Roof not approved by the State Historic Preservation Office or the National Park Service shall be automatically deemed reasonably denied by Landlord.
35.4    Generator. Tenant shall have the right, provided Tenant complies with all applicable laws, including but not limited to all environmental laws and regulations, as well as the Incentive Program, to install a back-up diesel or natural gas generator and related equipment to service the Demised Premises in a location that is mutually acceptable to Landlord and Tenant. Tenant agrees to be solely responsible for the installation, maintenance, repair and replacement of such generator, and shall remove the same (and repair any damage caused by such removal) upon the expiration or earlier termination of this Lease. Further, Tenant shall indemnify, defend and hold Landlord harmless from any and all losses, claims, liability, damages and expenses for any injury to persons or damage to property of Landlord, or third persons, arising in connection with the generator. Landlord shall not unreasonably withhold its consent to permitting Tenant to place the generator on the Building’s loading docks or on the Upper Roof of the Building; provided, that if Landlord withholds such consent because it has any reason to believe that the placement of such generator on the Upper Roof would jeopardize or impair the Landlord’s ability to generate Missouri historic tax credits or Federal historic preservation tax credits in connection with its rehabilitation of the Building, or if the plans relating to such placement are not approved by either or both

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of the State Historic Preservation Office or National Park Service, then such withholding of consent shall be deemed reasonable. The generator shall remain Tenant’s property.
35.5    Pass Key Access. Tenant shall provide Landlord with pass keys which shall enable Landlord to access the Building at any time. Landlord agrees that only its critical management personnel shall have access to the pass keys, and further agrees to comply with all governmental security requirements applicable to, or required for, access to the Demised Premises. Tenant shall permit Landlord access to all areas of the Demised Premises in the event of imminent risk to person or property, subject to Tenant’s security procedures and all applicable laws.
36.    SPECIAL INCENTIVE PROGRAMS
36.1    Tax Increment Financing. Tenant acknowledges that the Building is expected to be subject to a Redevelopment Plan for the Building adopted the City of St. Louis, Missouri (“City”) and a City ordinance approving the same and that an affiliate of Landlord may enter into one or more agreements, including but not limited to a Redevelopment Agreement with the City (collectively, the “Development Documents”). Tenant agrees that this Lease will be subject to the Development Documents. Tenant agrees to exercise diligent, good faith efforts and take all reasonable actions to cooperate with Landlord to provide to Landlord the following: (i) Tenant’s federal and state tax identification numbers; and (ii) with respect to Tenant’s business located within the Demised Premises and each within thirty (30) days of filing, copies of all (a) sales tax returns filed with the Missouri Department of Revenue (on Form 53-S.F. Missouri Department of Revenue or an applicable successor form), (b) earnings tax returns filed with the City (on Business Return Form 234 or an applicable successor form), (c) earnings tax withholding reports filed with the City (on Form W-10 or an applicable successor form), and (d) gross receipts tax reports filed with the City (on the City Gross Receipts’ Tax Report or an applicable successor form); and (iii) within thirty (30) days of receipt, copies of monthly invoices received for separately metered utility services provided to the Demised Premises, including without limitation electric, water, natural gas, cable and telephone services; and (iv) all other documents related to State tax revenues and City tax revenues generated by or originating from the Demised

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Premises reasonably requested by Landlord and necessary for compliance with the Development Documents. In the event that Tenant has multiple operations within the City, Tenant shall file separate returns and reports for its activities originating from its business located within the Demised Premises (or the Redevelopment Area, if applicable). Landlord and Tenant hereby agree that the benefits of the TIF inure solely to the benefit of Landlord, Market TIF, Inc., or their respective affiliates, and Tenant is not and shall not be entitled to receive payments under any tax increment financing obligations or any other benefits relating to the TIF. Except for the reporting obligations stated expressly in this Lease, Tenant’s obligation to make payment of taxes as required elsewhere in this Lease or under Missouri law, and Tenant’s covenant to refrain from challenging assessed values or tax rates as set forth herein, Tenant shall have no responsibility for, or obligation with respect to maintaining any level of, employment or occupancy within the Building.
36.2    Historic Tax Credits. Tenant acknowledges that Landlord or its affiliates has or will receive historic tax credits in connection with its rehabilitation of the Building, and agrees that it will not in any way jeopardize or cause a recapture of such tax credits by any act or omission of Tenant, or its agents, employees, customers, invitees or contractors, including, but not limited to, the making of any alterations and improvements that would violate any terms, conditions, or approvals (including, but not limited to, those issued from time to time by the U.S. Department of the Interior, the Missouri State Historic Preservation Office) relating to such credits. Landlord agrees to work with Tenant to help Tenant ensure compliance with this provision, and Tenant agrees to cooperate with Landlord to comply with the historic tax credit requirements and all laws and regulations relating thereto. Tenant acknowledges that in its sole discretion Market 700, LLC may assign its rights under this Lease to a tenant under a Master Lease for the Project in which case such tenant shall be Landlord under this Lease, provided Tenant’s rights and obligations under this Lease shall not be affected and the Master Landlord and Tenant executed an SNDA pursuant to Section 23. At Landlord’s option in its sole discretion, this Lease may be subject and subordinate to the Master Lease, and Tenant agrees that in such event it will, at all times, be in compliance with the terms, conditions and requirements set forth in the Master Lease with

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respect to the Demised Premises so long as Tenant’s rights and obligations are not materially and adversely affected thereby. Notwithstanding anything in this Lease or the Master Lease to the contrary, if there shall be any conflict or inconsistency between the Master Lease, if any, and the provisions of this Lease, the provisions of such Master Lease shall govern and control, provided the same does not materially and adversely impact Tenant’s rights or obligations under this Lease. If Landlord assigns this Lease to a tenant (the “Prime Tenant”) under a Master Lease between such Prime Tenant and the owner of the Demised Premises (the “Prime Landlord”), Landlord and Tenant agree to cooperate in good faith to each enter into an SNDA complying with Section 23. Notwithstanding anything in this Lease or the Master Lease to the contrary, if there shall be any conflict or inconsistency between the Master Lease and the provisions of this Lease, the provisions of the Master Lease shall govern and control, provided the same does not materially and adversely impact Tenant’s rights or obligations under this Lease. If, when and to the extent the Prime Tenant re-conveys title to the Lease or the Project to Prime Landlord, or should Prime Landlord otherwise acquire such fee interest of the Lease or Project, this Lease shall no longer be considered a sublease and no further modification of this Lease shall be necessary. Landlord covenants and agrees that upon the termination of the Master Lease, (1) neither this Lease, nor Tenant’s possession of the Demised Premises, nor any of Tenant’s rights as to the Demised Premises under this Lease, shall be terminated, disturbed, diminished or in any way adversely affected by reason of termination of the Master Lease and (2) Tenant’s use, possession and enjoyment of the Demised Premises, subject to the terms of this Lease, and of the rights and privileges of Tenant under this Lease shall not be interfered with in any manner by reason of the termination of the Master Lease or any other action or proceeding taken by Landlord with respect to Landlord’s interest in the Project (including the Demised Premises). Landlord shall provide Tenant with copies of the Master Lease and SNDA complying with Section 23 for Tenant’s review and approval, which shall not unreasonably withheld, conditioned, or delayed. The Master Lease and the SNDA shall be deemed approved by Tenant if the same do not decrease Tenant’s rights or increase Tenant’s obligations hereunder.

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36.3    Community Impact and Community Outreach. Tenant acknowledges and agrees that Landlord or its affiliates may obtain financing for the Project under the “New Markets Tax Credit Program” as codified in Section 45D of the Internal Revenue Code, and the regulations and other guidance issued thereunder, and agrees to use commercially reasonable efforts to accommodate such financing. As part of such efforts, but not by way of limitation, Tenant shall use good faith efforts to provide Landlord such information as is both (i) reasonably requested by Landlord (in connection with Landlord’s obligations to any community development entity under the New Markets Tax Credit program) and (ii) readily available to Tenant, relating to the community impact of Tenant’s business. Examples of information that may be reasonably requested by Landlord include, but are not limited to, information relating to (I) the number of jobs created within the Demised Premises for low income persons or residents of low-income communities, (II) the number of jobs created within the Demised Premises that pay decent wages and provide benefits, (III) any construction jobs created within the Demised Premises that pay the Davis-Bacon prevailing wage, and (IV) any environmentally sustainable outcomes related to Tenant’s use and operation of the Demised Premises. In no event shall the Demised Premises be used for:
(a)    Any residential use, living quarters, sleeping apartments or lodging rooms.
(b)    (i) Private or commercial golf course; (ii) country club; (iii) massage parlor, hot tub facility, or suntan facility; (iv) race track or other facility used for gambling; or (v) store, the principal business of which is the sale of alcoholic beverages for consumption off premises.
(c)    Tenant agrees that, in the event it shall use or permit the use of the Leased Premises for any of the purposes described in subparagraph (a) or (b) above, such event may constitute an Event of Default hereunder.
37.    NOTICE OF OFFER.
Landlord agrees to notify Tenant prior to commencing marketing to the public for the sale of the Project and provide Tenant with any offering materials if the Landlord markets the Project to multiple parties.

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IN WITNESS WHEREOF, the undersigned have caused this Lease to be signed as of the Effective Date.

LANDLORD:

MARKET 700, LLC

By:	TKG Manager, LLC, its Manager

By:	/s/ Jason Braidwood
Name:	Jason Braidwood
Title:	Managing Director

TENANT:

THE LACLEDE GROUP, INC.

By:	/s/ Mary Caola Kullman
Name:	Mary Caola Kullman
Title:	Senior Vice President, Chief Administrative Officer and Corporate Secretary

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EXHIBIT A
LEGAL DESCRIPTION OF THE LAND
A parcel of ground being all of Block 185 of the City of St. Louis, Missouri, being more particularly described as follows:

Beginning at the point of intersection of the Southern line of Market Street, 100 feet wide, with the Eastern line of Eighth Street, 68 feet wide; thence South 72 degrees 28 minutes East 259.81 feet along the Southern line of said Market Street to the Western line of Seventh Street, 74 feet wide; thence South 17 degrees 30 1/2 minutes West 118.28 feet along the Western line of said Seventh Street to a point of curve; thence continuing Southwardly 114.83 feet along the Western line of said Seventh Street, along a curve to the right having a radius of 236.79 feet, to a point of compound curve; thence Westwardly 21.75 feet along a curve to the right having a radius of 20.00 feet to a point of tangency in the Northern line of Walnut Street, 68 feet wide; thence North 72 degrees 22 3/4 minutes West 195.44 feet along the Northern line of said Walnut Street to a point of curve; thence Northwardly 31.43 feet along a curve to the right having a radius of 20.00 feet to a point of tangency in the Eastern line of Eighth Street; thence North 17 degrees 40 1/4 minutes East 219.00 feet along the Eastern line of said Eighth Street to the Southern line of the aforesaid Market Street and the point of beginning.

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EXHIBIT B
RESERVED

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EXHIBIT C
OPERATING EXPENSES
Items Included In Operating Expenses
1.    Common Areas Operating Expenses. All costs to operate, maintain, repair, replace, supervise, insure and administer the Common Areas, including, without limitation, supplies, materials, labor and equipment used in or related to the operation and maintenance of the Common Areas, signs and directories on the Building, amenities, public parking areas (if any), sprinkler systems, lighting systems and security services, if any, provided by Landlord for the Common Areas, any fees levied by an association or entity of which the Building or any part thereof is a member or to which the Building or any part thereof is subject, except for special assessments or fees which may be for the payment of costs or debt service on improvements specifically added to the Project which would otherwise be excluded from Operating Expenses hereinbelow (i.e., unqualified capital expenditures).
2.    Maintenance and Repair Costs. Except for costs which are expressly the responsibility of Landlord without reimbursement from Tenant or any other third party, all costs to maintain, repair and replace, as necessary, the Demised Premises and/or the Project, or any part thereof and the personal property used in conjunction therewith, including, without limitation, (a) all costs paid under maintenance, management and service agreements, such as contracts for janitorial services, security services (except for manned security services or any maintenance or repairs to Tenant’s signage, which shall be the sole responsibility of Tenant and shall not be included in Operating Expenses) and refuse removal, (b) all costs to maintain and repair the roof coverings of the Building, or any part thereof, (c) all costs to maintain and repair the heating, ventilating and air-conditioning (“HVAC”), plumbing, sewer, drainage, electrical, fire protection, elevator, life safety and security systems and other mechanical, electrical and communications systems and equipment serving the Project, or any part thereof (collectively, the “Systems”), (d) the cost of all cleaning and janitorial services and supplies, the cost of window glass replacement and repair, and (e) to the extent used for the Project, the cost of maintenance

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and replacement of machinery, tools and equipment (if owned by Landlord) and the cost of rental paid for such machinery, tools and equipment (if rented) to the extent used in connection with the operation or maintenance of the Building. Notwithstanding the above, if repairs are necessary to Tenant’s Work in the Base Year, Tenant shall reimburse Landlord for such costs, but they shall not be deemed Operating Expenses.
3.    Life Safety Costs. All costs to maintain and repair all life safety systems serving the Building or Project, including, without limitation, all fire alarm systems serving the Demised Premises and/or the Building, or any part thereof (including all maintenance contracts and fees payable to life safety consultants) (collectively, the “Life Safety Systems”), whether such systems are or shall be required by Landlord’s insurance carriers, applicable laws or otherwise.
4.    Management and Administration. All costs for management and administration of the Project, including without limitation property management fees (which shall equal three percent (3%) of Base Annual Rent, unless Tenant has exercised its right to self-manage the Building or hire a third party manager in which case there shall be no management fee paid to Landlord or any Landlord affiliate), accounting, auditing, billing, postage, salaries and benefits for all employees of Landlord and Landlord’s managing agent to the extent that such employees of Landlord and Landlord’s managing agent have direct responsibility for operating or providing services to the Project (provided they need not be exclusively responsible), whether such employees are located in the Building or off site, payroll taxes and legal and accounting costs, fees for licenses and permits related to the ownership and operation of the Building.
5.    Capital Improvements. The amortized cost of capital improvements or other costs incurred in connection with the Project following initial construction thereof (a) which are made subsequent to the Base Year and are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, but only to the extent of Landlord’s reasonable projection of annual savings for such Computation Year in Operating Expenses to be achieved by such capital improvements, or (b) that are required to comply with applicable laws enacted after the Lease Commencement Date. Such amortized

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cost shall be over the useful life of the applicable capital improvements, as such useful life shall reasonably be determined by Landlord applying GAAP, with interest on the unamortized amount at a rate per annum equal to the prime rate of interest announced from time to time by Bank of America, N.A. or any successor thereto (the “Prime Rate”) (as such Prime Rate may change from time to time), plus two percent (2%).
6.    Insurance. The total costs and expenses paid or incurred by Landlord in connection with obtaining insurance on the Project, or any part thereof or interest therein, including, without limitation, premiums for “all risk” (Special Form) fire and extended coverage insurance, commercial general liability insurance, rent loss or abatement insurance, earthquake insurance, terrorism, flood or surface water coverage, and other insurance as Landlord deems necessary in its reasonable discretion, and any deductibles paid under policies of any such insurance. The foregoing shall not be deemed an agreement by Landlord to carry any particular insurance relating to the Project.
7.    Utilities. The cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including any surcharges imposed, except late payments, serving the Project, or any part thereof, including the Demised Premises, that are not paid for by Tenant, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Building, or any part thereof, including the Demised Premises, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utilities services or restrictions on Utilities use affecting the Building.
Items Excluded From Operating Expenses:
In the event of a conflict between the items in paragraph 1-7 above and the following exclusions, the exclusion provisions shall govern.
1.    All costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of Building operations) provided however Landlord may allocate a reasonable pro rata share of employee costs (based on time expended) of Landlord or Landlord’s affiliates

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which provide direct services and management related to the operation of the Building, provided the same does not duplicate services already provided by the Building manager or management company engaged by Landlord to provide management services to the Building;
2.    Costs incurred by Landlord in connection with the correction of structural defects of the Building and for the replacement of the roof (however, roof repairs shall be included in Operating Expenses as dictated by GAAP standards). In the event Landlord does not replace one or more of the Building roofs, Tenant shall not be responsible for any costs associated with the repair of that roof for the first five (5) years of Term other than in the event of damage that is covered by insurance, in which case the deductible will be included in Operating Expenses and after the expiration of such initial five year period, the annual cost of roof repairs shall be limited to 50% of the cost to replace such roof measured on cumulative basis over rolling three (3) year period;
3.    Costs of a capital nature incurred by Landlord in connection with the replacement of structural elements of the Building; however, such exclusion does not exclude those costs that reduce Operating Expenses;
4.    Costs of a capital nature, including, but not limited to, capital improvements, capital equipment, and capital tools; however, such exclusion does not exclude those costs that reduce Operating Expenses;
5.    If applicable, any costs of any services sold or provided to tenants or other occupants for which Landlord or any managing agent is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Annual Rent;
6.    If applicable, expenses in connection with services or other benefits which are provided to another tenant or occupant or prospective tenant or occupant and do not benefit Tenant, including demolition of existing improvements, upgrades, replacements or improvements to restrooms or HVAC system components located within such tenant's or prospective tenant's premises, and other space preparation, work, or improvements; however, such exclusion does not (i) preclude other improvements

LEASE AGREEMENT	C-4

made by Landlord concurrently to the entire Building (both occupied and unoccupied space) which benefit all tenants (which improvements are subject to all other provisions of this Lease), or (ii) exclude HVAC expenses associated with base building system components located within other premises;
7.    Overhead or profits paid to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services to the Building, or for supplies or other materials, to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with Landlord on a competitive basis and are consistent with those incurred by similar buildings in the St. Louis metropolitan area;
8.    Wages, salaries and other compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Building manager, or any management company engaged by Landlord to provide management services to the Building to the extent not attributable to the management of the Building (based on time expended); provided, however, that Landlord may allocate a reasonable pro rata share of employee costs over the portfolio of assets the he/she may work on elsewhere to the extent they provide direct services related to the operations of the Building;
9.    Any cost or expense related to removal, cleaning, abatement or remediation of “hazardous material” in or about the Project, including without limitation, asbestos and hazardous substances in the ground water or soil, except for the costs of any asbestos related work caused by the Landlord’s Work, Tenant’s Work, or future alterations;
10.    Advertising and promotional costs not directly related to existing tenant relation programs and events;
11.    If applicable, advertising and promotional costs directed at obtaining new tenants for the Building;

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12.    Landlord’s gross receipts taxes, personal and corporate income taxes, inheritance and estate taxes, other personal taxes and assessments, franchise, gift and transfer taxes; however, such exclusion shall not apply to personal property taxes on furniture, equipment, and other personalty owned by Landlord to the extent used in connection with the management of the Building and/or amenities of the Building;
13.    Any costs, fees, dues, contributions or similar expenses for political and charitable organizations;
14.    Costs for reserves of any kind, except to the extent those reserves are utilized for expenses not excluded herein;
15.    Any fines, costs, penalties or interest resulting from the gross negligence, willful misconduct or intentional omission of Landlord or its agents, contractors or employees;
16.    Any rental payments and related costs pursuant to any ground lease of the Land underlying all or a portion of the Project or any costs related to any existing reciprocal agreement; and
17.    Costs incurred for the initial construction of Landlord’s Work and Tenant’s Work.
18.    Repairs to any components of the HVAC system which, in any year, would be deemed a capital expense pursuant to IRS guidelines effective at the time of the repair.

LEASE AGREEMENT	C-6

EXHIBIT D

LANDLORD’S WORK
CONSTRUCTION PROVISIONS
1.    Landlord’s Work. The term “Landlord’s Work” refers to the obligations of Landlord to procure Landlord’s Final Plans (as defined in Section 2(a) of this Exhibit D) and complete Landlord’s Construction Work (as defined in Section 3(a) of this Exhibit D) as hereinafter provided. Landlord shall cause Landlord’s Work to be performed in accordance with applicable laws, including, without limitation, and by way of illustration, all statutes, ordinances, orders, rules, regulations, codes and requirements of governmental entities having jurisdiction over the Building, and any requirements imposed by the State Historic Preservation Office and the National Park Service (“Legal Requirements” or “Historic Credit Requirements”). Landlord shall cause all of Landlord’s Work to be performed at Landlord’s sole cost and expense, except as otherwise may be expressly provided for in the Lease (including, without limitation, this Exhibit D). Landlord’s Work shall include new or “like new” (“like new” is defined as refurbished and warrantied (as applicable)) materials and equipment that are warrantied and can be fully serviceable by local reputable trade contractors.

2.	Landlord’s Plans.
(a)    The term “Landlord’s Minimum Specifications” refers to the specifications for Landlord’s Work Exhibit E attached hereto and incorporated herein by reference. Landlord shall submit a final and completed set of plans for construction of the Building to Tenant specifically contemplating the Landlord’s Minimum Specifications (“Landlord’s Final Plans”). Landlord’s Final Plans shall be provided to Tenant for its review and consent. Landlord’s Final Plans shall be consistent with Landlord’s Minimum Specifications and consistent with the standards to which the Cupples 9 and CityPlace 6 buildings were constructed (to the extent such items are not expressly modified in the Landlord’s Minimum Specifications). In the event the Tenant requests changes to the Landlord’s Final Plans, the Landlord shall make reasonable efforts to accommodate Tenant’s requests so long as such requests do not impose additional costs for Landlord’s Work, materially delay the schedule for completing Landlord’s Work or materially adversely affect the value of the Project. If the Landlord prefers not to accept a requested change due to aesthetic or appearance reasons, the Landlord and Tenant shall work together in good faith to resolve such difference. Tenant agrees to provide its approval, or rejection with specific reasons therefor, of Landlord’s Final Plans within five (5) business days of the same. In the event Tenant identifies a material variation between the Landlord’s Final Plans and the Landlord’s Minimum Specifications, Landlord shall promptly make those changes to the Landlord’s Final Plans that are reasonably necessary to bring the Landlord’s Final Plans into compliance with the Landlord’s Minimum Specifications.
(b)    Landlord’s Final Plans shall include all plans and specifications required for the Landlord’s Work, including, without limitation, all structures, systems, finishes, site work, curbing and landscaping. Landlord shall cause Landlord’s Final Plans to be adequate and sufficient to fix and describe each portion of the Building, including all structures, systems, features, finishes and components in sufficient detail to allow those persons or entities performing the construction work required thereby to construct Landlord’s Construction Work in a manner consistent with the standards and requirements set forth herein. In addition, notwithstanding any contrary provision, Landlord shall correct or replace any construction work rendered defective either as a result of any error or omission in Landlord’s Final Plans or defective construction rendered by Landlord’s contractors, promptly and at no cost to Tenant.

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(c)    Landlord shall not make a Material Change (defined below) to the Landlord’s Final Plans without Tenant’s prior written consent. In the event of a disagreement in any approval of requested Material Change, the parties shall work together in good faith to resolve such differences as provided in paragraph 2(a). As used herein, a “Material Change” is a modification to Landlord’s Final Plans that (i) requires changes in Tenant’s Work (as defined in Exhibit F); or (ii) varies the Landlord’s Final Plans from the Landlord’s Minimum Specifications.
(d)    Tenant may request Change Orders to the Landlord’s Final Plans or Landlord’s Work in accordance with the Procedures set forth in Exhibit F.
(e)    As part of Landlord’s Work, Landlord shall obtain all required approvals of Landlord’s Final Plans, and shall prepare all drawings, documents, revisions and applications incident thereto that are required to obtain any Move In Approvals and a final Certificate of Occupancy for Tenant. Landlord shall pay all application fees, governmental charges or other costs required in connection with obtaining all necessary Move In Approvals and Certificate of Occupancy, including, without limitation, all tap, impact and/or connection fees or charges relating in any way from governmental entities to the design and/or construction of the Landlord’s Work.
(f)    Tenant’s consent to the Landlord’s Final Plans shall not render Tenant responsible or liable for the professional quality, sufficiency and completeness of such documents. Unless otherwise expressly agreed to by Tenant in writing, the inclusion of or failure to include any particular item in Landlord’s Final Plans shall not relieve Landlord of the obligation to prepare Landlord’s Final Plans in accordance with the standards and conditions set forth herein, provided the Landlord’s Final Plans, as approved by Tenant, shall supersede the Landlord’s Minimum Specifications.

3.	Landlord’s Construction Work.
(a)    “Landlord’s Construction Work” shall mean all labor, supervisions, materials, fixtures, special facilities, built-ins, equipment, tools, supplies, taxes, permits (including occupancy permits), building and occupancy permit related inspections, and other property and services necessary to timely and properly produce all work and completed construction required or reasonably inferable from the Landlord’s Final Plans, and all work, services, and materials necessary to produce fully connected, complete, operational and functional systems and finishes. In determining what is inferable from the Landlord’s Final Plans, all such documents shall be construed together, and shall not be read by separate trade areas or design divisions, and shall be read as intending fully connected, complete, operational and functional systems and, as applicable, finishes ready for construction of the Tenant’s Work.
(b)    Landlord’s Work shall be performed with its best skills and resources consistent with applicable standards of professional skill, care and diligence in order to discharge Landlord’s responsibilities pursuant to this Exhibit D.
(c)    Landlord shall cause its general contractor to supervise and direct the Landlord’s Work using its best skill and attention. Landlord’s general contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Landlord’s Work.
(d)    Subject to the reasonable safety standards imposed at the sole discretion of Landlord and its general contractor or subcontractors, Tenant shall have access to the Landlord’s Construction Work in progress and may observe Landlord’s Construction Work and may communicate directly with the contractors performing Landlord’s Construction Work to the extent reasonably required

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in connection with the performance of Tenant’s Work; provided, however, that any revisions or changes to Landlord’s Work must be approved by Landlord.
(e)    Landlord, at Landlord’s expense, shall provide all water, heat, electricity and utilities necessary for proper execution of Landlord’s Work and Tenant’s Work, whether temporary or permanent, and whether or not incorporated (or to be incorporated) into the Building. Landlord shall arrange and pay for removal of construction debris in respect of Landlord’s Work. Tenant shall use the Tenant Allowance to pay for removal of construction debris in respect of Tenant’s Work. There shall be no charge for use of freight elevators or loading docks in connection with performance of the Tenant’s Work unless extra hours of such freight elevator use requires an operator during periods when Landlord’s Work does not require use of the freight elevator. Use of the freight elevators shall be in accordance with the requirements of the Lease and coordinated with the contractors for Landlord’s Work and Tenant’s Work. Any charges to Tenant for use of the freight elevator shall be limited to actual additional out-of-pocket costs the Landlord incurs prior to the Move-In Completion date.
(f)    Landlord shall install and maintain proper access panels to utility lines, pipes, conduits, duct work and component parts of mechanical and electrical systems existing or installed in the Demised Premises to the extent required by Legal Requirements or otherwise set forth in the Landlord’s Final Plans.
(g)    Landlord shall be as fully responsible to Tenant for the acts and omissions of the persons and entities performing Landlord’s Work, in connection with the performance of such work, as it is for the acts and omissions of its own representatives and employees.
(h)    Landlord shall require its contractors to initiate, maintain and supervise, reasonable safety precautions and programs in connection with the performance of Landlord’s Construction Work provided such precautions and programs shall be as reasonably and solely determined by Landlord.
4.    Landlord’s Warranty. Landlord warrants to Tenant that all materials and equipment furnished as part of Landlord’s Work will be of good quality and new unless otherwise required or permitted by Tenant, that Landlord’s Work will be free from any errors, omissions, defects or deficiencies in design, workmanship or materials and that Landlord’s Work will conform with all applicable Legal Requirements and the requirements of this Exhibit D. In addition, Landlord represents and warrants to Tenant that all work, materials and equipment furnished as part of Landlord’s Work and Tenant’s Work shall be free from failure under ordinary usage for a period of one (1) year from the date of Substantial Completion of Landlord’s Work and Tenant’s Work. Work not conforming to these requirements shall be considered defective. Landlord’s warranties do not cover damage or failure of materials to the extent caused by any abuse, modification, improper or insufficient maintenance or improper operation by Tenant or third parties (excluding Landlord’s agents, employees and contractors). All manufactured articles, materials and equipment shall be stored, applied, installed, tested, connected, erected, used, cleaned and conditioned by Landlord as directed by the manufacturer, unless otherwise specified. If Tenant discovers defective work, Tenant shall promptly notify Landlord and Landlord shall thereafter repair or replace any such defective Work without cost or charge to Tenant.
5.    Landlord’s Time for Completion. Timely completion of Landlord’s Work is of the essence of this Lease. Landlord agrees to provide Tenant with regular updates on the Project Schedule set forth on Exhibit L. The Landlord shall exercise diligent efforts to satisfy the requirements of the Project Schedule.

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6.    Indemnification. Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Landlord shall indemnify, defend and hold harmless Tenant and its agents, representatives, employees, directors, officers, members, and Tenant’s contractors, and their partners, members, directors, officers, employees and agents (“Tenant Parties”) from and against all claims, liabilities, losses, damages and expenses of whatever nature (including court costs and reasonable attorney’s fees and expenses) (collectively “Damages”) arising out of or in connection with the Landlord’s Work, the activities of any party for which Landlord is responsible, or the entry of Landlord or its general contractor into the Building and the Demised Premises, including, without limitation, mechanic’s liens or the cost of any repairs to or redesign of the Demised Premises or Building necessitated by activities of Landlord or its general contractor, and bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees or others, except to the extent that such Damages arise out of the willful misconduct or negligent act or omission of Tenant or from Tenant’s breach of its obligations hereunder or under the Lease. If it shall finally be determined (pursuant to a final unappealable judgment) by a court of competent jurisdiction that Landlord was not required to indemnify or hold harmless any of the indemnitees listed in this Section, Tenant shall reimburse, or shall cause the indemnified party to reimburse, Landlord for all or such portion of the costs and expenses incurred by Landlord (or its insurance carrier) with respect only to those specific indemnitees whom the court determines Landlord was not obligated to defend, indemnify or hold harmless under the terms of this Section. Notwithstanding the foregoing, Landlord shall not be obligated to indemnify Tenant, or any other listed indemnitee hereunder, for any Damages caused by such party’s negligence, willful misconduct or breach of such party’s obligations under this Exhibit D. Landlord’s obligations and liabilities pursuant to this Section shall survive the completion of the Landlord’s Work or earlier termination of this Exhibit D.

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EXHIBIT E
LANDLORD’S MINIMUM SPECIFICATIONS, BASE BUILDING SPECIFICATIONS AND WHITE BOX SPECIFICATIONS

All the improvements described herein shall be subject to compliance with State and Federal Historic Tax Credit requirements. Further, Tenant shall be required to comply with such standards when designing and constructing their Tenant Improvements, where applicable.

Landlord agrees that Tenant and Tenant’s architect shall have the right to review and approve all Building improvements as outlined below to assure consistency with the agreed upon preliminary design, minimum quality for all materials and equipment, as well as consistency with Tenant’s improvements. Tenant agrees that its (and its architect’s) approval shall not be unreasonably withheld, conditioned or delayed.

Size:	127,468 rentable square feet on six levels (such square footage amount excludes the Lower Level and the floor 3.5 patio).
Design:
Six story steel and curtain wall structure with three substantial outdoor plazas: (1) the northwest corner of the Building under the fourth floor “canopy”, (2) the east portion of the Building along the proposed conference center and (3) the roof of the third floor of the Building. The cost of construction of the Plaza and floor 3.5 renovations of not less than 2,500,000.00 (provided however Landlord shall not be obligated to spend more than $2,500,000.00 on such renovations). If the Landlord spends less than $2,500,000 for such renovations, the Tenant may designate that the savings be allocated towards other improvements to the Project. Landlord, Tenant and their respective contractors and agents shall work together to develop a mutually agreeable plan for such renovations which will be conceptually consistent with HOK presentation dated 01.09.2014 (Concept C). The Plaza renovation cost shall include a reasonable allocation of general labor, materials, construction management fees, subcontractor fees, utilities, labor, materials, municipal labor materials and fees, other general construction-related costs.

Base Building Documentation:
Upon execution of Lease or prior to the commencement of the preparation of construction documents for the initial improvements of the Demised Premises, whichever is later, Landlord shall notify Tenant of any variances or grandfather code items of which it is aware that might affect the design or occupancy of the Demised Premises. In addition, at Tenant’s request, Landlord shall deliver to Tenant (and warrant the accuracy of), all Base Building drawing/documents. All documents shall be provided to Tenant in AutoDesk Revit format

Lobby:	Landlord shall be responsible for the improvement within the Building’s lobby related to code compliance, existing lighting

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upgrades, as well as patching and repairing all lobby finish surfaces including rotunda ceiling to a painted, primed or cleaned condition (as applicable).
Elevators:
Three (3) high-speed elevators will serve the central lobby area as allowable by code. One (1) service elevator will be located at the rear of the Building allowing direct access from the loading dock. Passenger cab finishes will feature stainless steel doors, custom panels, and custom handrails. The service elevator will be located at the rear of the Building, with access to the first floor truck height loading dock. Elevators will be upgraded to meet ADA requirements. More specifically the elevator scope of work will include:
New Cab finishes
New Car & Hall operating panels meeting ADA, Fire Service and other Code required features including ADA compliant telephone, fire service signage, emergency lighting and Braille.
Refurbish and refinish existing stainless steel door frames, doors and other related components
Modernization of elevator control and electrical systems to the latest in control technology including replacement of all wiring in hoistway, machine room, and car including traveling cab cable
New hoist motor
New geared traction machine
New governor cable(s)
New speed governor
New hoist cables
New cab lighting

Exterior Plazas:
Landlord shall be responsible for design and development of the three Exterior Plazas located under, around and on top of the Building. Landlord’s work shall be further defined by Landlord’s architect but shall include upgrades to the northwest plaza and the patio floor 3.5, and include the cost of all hard construction including walkways, landscaping and lighting.

Building Envelope
All exterior curtain wall, metal cladding and masonry and roofing will be inspected, repaired or replaced to eliminate water infiltration and create a restored appearance. Damaged or deteriorated sealants, gaskets, flashing, fasteners and other defective components will be replaced. Damaged and deteriorated mortar joints will also be repaired. The third (3rd) floor roof (and any other roof replaced) shall have a warranty of at least fifteen (15) years.

Toilet Rooms:	The existing women's and men's toilet rooms shall be renovated to be in compliance with current code requirements, laws and recommendations for size and quantity, including the Americans

LEASE AGREEMENT	E-2

with Disabilities Act. In addition, toilet rooms shall be consistent with details of design and finish developed by Landlord's architect and comparable to rest rooms at City Place Six The minimum level of design and finish shall not be less than the following:

	●	Water (hot at 110 degrees and cold) shall be provided for all toilet rooms.
	●	Lavatory counters shall have high quality solid surface or stone tops with bull nose leading edges and splashes, and integrated or under mount lavatories.
	●	All vertical wet walls shall be finished with high quality porcelain or stone wall finishes.
	●	Floors shall be finished with high quality, hard surface, porcelain or stone flooring and include recessed floor drains.
	○	Restroom stalls to be constructed with full length dry wall partitions.
	○	Urinal partitions shall be wall mounted screens.
	○	Toilets and urinals shall be wall mounted in all rest rooms.
	●	All fixtures and accessories shall be stainless steel and meet the Americans with Disabilities Act and shall include but not be limited to:
	○	Recessed paper towel dispenser/waste receptacles.
	○	Recessed feminine napkin vending dispenser.
	○	Partition mounted, partially recessed toilet tissue dispensers and napkin disposal
	○	Handicap grab bar as required by code.
	○	Motion sensor lavatory soap dispensers.
	○	Motion sensor faucets
	○	Automatic flush valves
	○	Full length mirrors
	○	Bench seating (if applicable)
Coat hooks in each stall
Life Safety System:
The Building will feature the latest life safety system, and shall be equipped with a fire sprinkler system which shall be delivered in good working order. Any modifications that may be required to the grid in order for the same to be placed in good working order shall be coordinated with Tenant's final plan, provided such installation does not result in a significant cost increase to Landlord. The fire alarm will be tied into a 24-hour monitoring service. The fire alarm will feature the latest in high rise

LEASE AGREEMENT	E-3

technology. All life safety systems including the elevators will be tied to the Building’s dedicated life safety generator at ground level.
HVAC:
The central mechanical system will feature chiller, cooling towers, built-up air handlers, pumps, hot water boiler and building automation system providing cooling and heating capacity required to comply with ASHRAE standards and guidelines for indoor air quality and thermal comfort for climate conditions experienced in St. Louis region as stipulated by ASHRAE standards 62.1 and 55.

Variable air volume and fan terminal units will distribute the air to the usable space. Each floor (other than the Control Room) will have VAV units installed at a ratio of approximately 1 per 1,000-1,400 usf, as determined by the HVAC engineer/designer. Landlord will only be required to provide a (a) maximum of 96 VAV units in the portion of the Building that is not Common Areas, (b) VAV Units (or another HVAC solution) in the lower level, and (c) adequate VAV Units and other HVAC equipment in the Common Areas.

The Building heating will be provided by a hot water baseboard heat system. Each floor will have a perimeter hot water baseboard system installed along the entire perimeter.

Tenant shall have the right to install supplemental HVAC in its computer, call center, dispatch and gas control operations, as well as may tap into the Building’s cold water loop. The cost to install the same shall be the sole responsibility of Tenant and shall be deductible from the Tenant Improvement Allowance. Tenant shall be responsible for removing such improvements (and repairing any damage caused by such removal) upon the expiration or earlier termination of this Lease.

Mechanical Equipment:	Space for condenser units and generators for Tenant’s IT needs will be available in a mutually agreeable location.
Automation System:
The Building will utilize an energy management system to provide Tenant with the optimal combination of environmental control and efficiency. The automation system will operate the building 24 hours per day at the most efficient point, maximizing Tenant comfort while minimizing operating cost. A built-in microprocessor provides night setback and optimal start and stop of mechanical systems with constant monitoring of the Building’s temperature. This system will also including lighting controls. The system will be linked to a terminal in Property Management Office and/or Landlord’s main office ensuring immediate response to any malfunction.

Security:
The Building shall have a fully operable security system with selected perimeter door monitoring and alarm annunciation at the main security console. Closed circuit television cameras shall be provided at mutually agreeable common building

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entrances and exits, which shall be operated on site twenty four (24) hours per day. Base Building shall include card access devices for entrance and HVAC access at locations determined by Landlord and Tenant and such system will be compatible and scalable for addition swipe card access within the Demised Premises at no additional charge. Based on Sarbanes Oxley, Tenant shall be sole responsible for operating and maintaining all security systems with the exception to after-hours HVAC access. Landlord however shall be permitted 24/7/365 access.

Card Access System:
The card access system will allow Tenant to operate the Building mechanical systems during after-hours. The system automatically recognizes Tenant’s code and activates the equipment needed to service its floor upon entrance to the Building. Tenant can operate its zone of any single floor without activating the entire Building system resulting in substantial energy savings. The system will automatically shut off after two hours of operation, simultaneously logging into memory information regarding the employee name and suite number.

Electrical:
The electrical system will be designed to accommodate today’s intensive electrical users with the flexibility to adapt to future technological advancements. Each floor in the Building will contain an electrical closet. The Tenant’s discretionary electrical capacity to be based on Tenant’s and Landlord’s electrical engineer’s anticipated load needs in the Demised Premises. In no event shall Landlord be required to provide capacity in excess of 5 watts per usable square foot of the Building, net of HVAC, elevator and lighting.

Plumbing:
Each floor will contain one set of restroom facilities that will be located in a mutually agreeable location so as to provide flexibility for future use and to minimize cost related to MEP FP infrastructure.

Sound Control:	Noise levels found in all occupied office space within the Demised Premises created or dispersed by HVAC equipment and ductwork shall be within acceptable industry standards.
Service Core:
Service core complete with air conditioning, finished service elevator, vertical stairwell, exit shafts as required by code, ventilation shafts, electrical/telephone rooms, and mechanical room(s). Exit stairwells to be painted.

Loading Docks:
The existing loading dock areas will be refinished with appropriate materials and fully functioning equipment, including a lift installed by Landlord, for use at the loading dock area. Up to three (3) loading docks may be used for Landlord’s generator, trash compactors, recycling containers and other Building operation-related equipment.

Lower Level:	Landlord shall paint, replace flooring, update ceilings and lights and renovate the existing locker rooms on the Lower Level of

LEASE AGREEMENT	E-5

the Building. If any expansion of the existing locker room footprint is request by Tenant or is required to meet code, such additional costs shall be borne by Tenant.
Fiber Optics/Communications:	●
There will be a copper and fiber "backbone" installed in the main Building IDF closet with sleeves to each individual floor's IDF closet. (Tenant shall be responsible for further downstream distribution of the service.) Such facilities shall be located in the basement level of the building.

●
A main telephone terminal room shall be provided with service from the telephone company. Landlord shall provide conduits from this terminal room to the main telephone risers and conduits that service the Demised Premises. Fire resistant plywood telephone backboards shall be provided in each telephone room and/or riser closet. Such facilities shall be located in the basement level of the Building.

	●	Vertical shaft and raceway space shall be provided within the core of the Building to the point of utility demarcation to accommodate Tenant's private telephone, electrical, data and CATV systems.
	●	Fire sealed floor openings shall be provided in the telephone room on each floor for additional risers, conduits and cables.
	●	Landlord shall maintain all risers, raceways and the like keeping these assets in good working order.
●
Tenant shall provide from the main point of entry (“MPOE”) conduit and pull string to the Demised Premises in order to deliver and ensure secure communication lines to the Demised Premises. Conduit shall be sized in accordance with Tenant’s cabling needs.

	●	Landlord shall provide a secure environment for the MPOE and telephone closets.
●
Tenant shall not be restricted to the use of Landlord’s wiring vendors, provided they are harmonious to Landlord’s vendor and further provided that they are not substantially more expensive than other common providers servicing the marketplace.

The following items as described below are to be provided as a part of the “white box” definition, and are not to be paid for out of the Tenant Improvement build out allowance.

Windows:

•
Subject to limitations related to the Historic Tax Credit program or as set forth hereinbelow, Landlord shall provide and install Building standard window treatments on all perimeter windows except the internal windows facing the rotunda. These window treatments shall be

LEASE AGREEMENT	E-6

metal horizontal 1” louver blinds in a solid color. In the event Tenant desires a different window treatment solution, and such is allowed under the Historic Tax Credit Program, Landlord shall provide an allowance to Tenant equal to the cost to purchase and install the aforementioned 1” louver blinds.

•
Notwithstanding the foregoing, Landlord shall use best efforts to gain approval, under the Historic Tax Credit Program, for the use of an automated shading solution on floors 4 - 6 of the rotunda to minimize heat and light gain provided, however, if the automatic shades cannot be installed or if such shades are not acceptable to Tenant, the Landlord will give the Tenant an allowance of $100,000.00 for other shading and energy related improvements for the Demised Premises. Landlord shall pay for the rotunda shading solution in an amount not to exceed $100,000.00.

Tenant’s Premises:

•	Tenant side of core walls will have gypsum wallboard installed, taped, bedded and paint ready.

•	All columns in Tenant spaces will have gypsum wallboard installed, taped, bedded and paint ready.

•	Floors will be scraped, broom-cleaned and ready for Tenant construction.

•
Building Standard solid core doors, latch sets and locksets to mechanical closets, bathrooms, exits will be delivered and installed by Landlord. The parties will work together to provide access to any shared areas.

•	Landlord shall clean, repair and replace (as necessary) the glass partitions separating the Building rotunda from Tenant spaces.

•
Landlord shall install a 2’ x 2’ x 15/16” ceiling grid throughout Tenant’s Premises (alternatively, if requested by Tenant, Tenant shall be responsible for installation of the ceiling grid and shall receive an additional allowance of $1.50 per usf solely to furnish and install such ceiling grid).

•
Landlord shall provide stocked and stacked ceiling tiles for final installation after Tenant completes its improvements. The ceiling tile shall be chosen by Tenant, and Landlord shall contribute up to $0.85 per USF towards the cost of such tile. The cost to install shall be borne solely by Tenant and deductible from the Tenant Improvement Allowance.

•	Provide Tenant’s floor or floors free from any hazardous materials. All environmental abatement issues throughout are to be specified, coordinated, removed, performed and paid for by Landlord.

MEP and Fire Protection:

•
Location of electrical panels, fire sprinklers, water service and other utilities is to be specified and coordinated by Landlord. The Landlord shall provide such information to Tenant and Tenant Architect for review and coordination with the final Tenant layout.

•
Tenant Architect to coordinate with Building mechanical engineer’s contractor to review and approve final trunk line, VAV, and fan terminal unit installation locations (to the extent fan terminal units are necessary).

•	Provide and install fire protection system which meets all applicable codes and regulations.

•
Provide vertical shaft space in an existing or otherwise Landlord-planned shaft and roof space, under specifications approved by Landlord and the City, with locations to be coordinated with Landlord’s plans for the roof, for Tenant satellite communication to Tenant space.

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LEED:

•
The Tenant will be designing the Tenant’s Work to achieve LEED CI v.2009 Certification. The Landlord agrees to make modifications to Landlord’s Final Plans to accommodate Tenant’s LEED certification so long as such modifications do not increase the costs of Landlord’s Work or delay the Substantial Completion of Landlord’s Work.

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EXHIBIT F

TENANT’S WORK
CONSTRUCTION PROVISIONS
1.    Tenant’s Work. The term “Tenant’s Work” refers to the obligation of Tenant to procure Tenant’s Plans (as defined in Paragraph 2(a)) and Landlord’s obligation to perform Tenant’s Construction Work (as defined in Paragraph 3(a)) as provided in this Exhibit F. Landlord shall cause Tenant’s Work to be performed in accordance with all Legal Requirements. Tenant shall be responsible for reimbursing Landlord for the cost of Tenant’s Work in excess of the Tenant Improvement Allowance, except as otherwise may be expressly provided for in the Lease (including, without limitation, this Exhibit F). Tenant expressly agrees that, prior to any entry of the Building it shall comply with the insurance requirements set forth in Section 14 of this Lease as well as this Exhibit F.
2.    Tenant’s Plans.
(a)    No later than May 15, 2014, Tenant shall deliver to Landlord the Tenant’s Architect’s Construction Documents sufficiently complete for Landlord to solicit bids from general contractors to construct the Tenant’s Work (“Tenant’s Plans”). The Tenant’s Plans shall reflect improvements and use materials so as to allow for Move-In Completion by January 8, 2015, and shall be: (i) a fully detailed, substantially complete set of construction documents that enable Landlord to secure a fixed-price contract from the general contractor(s) for Tenant’s Work; (ii) have been fully coordinated with Landlord’s Final Plans, each of the governmental authorities having jurisdiction, engineers, and other designers for the Project; and (iii) verified, to the extent verifiable prior to commencement of construction. So long as the Tenant’s Plans satisfy items (i) - (iii), the Landlord shall approve Tenant’s Plans. All specified materials and assemblies will have been determined to be both obtainable and constructible in the time allotted in the project schedule to give Landlord sufficient time to allow for Move-In Completion by January 8, 2015. In the event Tenant’s Plans do not meet the conditions above, or contain the finish details and/or other information required to obtain a fixed-price contract from a general contractor, allowances shall be provided in the construction contract.
(b)    Tenant’s Plans shall be prepared and sealed by qualified engineers and architects duly licensed in the State of Missouri, selected by Tenant. Tenant’s Plans shall be prepared in accordance with professional standards of skill and care exercised by engineers and architects experienced in designing and engineering projects of the same type and nature as Tenant’s Work. Tenant’s Plans shall comply with all applicable covenants, conditions and restrictions, and all Legal Requirements. Tenant’s Plans shall be adequate and sufficient to fix and describe each portion of the Demised Premises, including all structures, systems, features, finishes and components thereof, comprising part of Tenant’s Construction Work, in sufficient detail to allow those persons or entities performing the construction work required thereby to construct Tenant’s Construction Work in a manner consistent with the standards and requirements set forth herein. Landlord shall require the correction and/or modification of any portion of Tenant’s Plans that does not comply with the foregoing requirements, promptly and at Tenant’s cost.
(c)    As part of Tenant’s Work, Landlord, together with Tenant’s architect, shall obtain all required approvals of Tenant’s Plans and shall prepare all drawings, documents, revisions and applications incident thereto that are required to obtain any necessary permits and governmental approvals. The costs for all application fees, governmental charges or other costs required in connection with obtaining a building permit for Tenant’s Work shall be paid from the Tenant Improvement Allowance.

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(d)    Tenant’s Plans are subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however Landlord may withhold its approval in the event Landlord reasonably determines that Tenant’s Plans adversely impact Landlord’s Work or any structural, mechanical, electrical or other key system of the Building, or would jeopardize or impair Landlord’s ability to generate Missouri historic tax credits or Federal historic preservation tax credits in connection with the rehabilitation of the Building. Landlord shall provide notice to Tenant of its approval or disapproval of Tenant’s Plans within ten (10) business days after the receipt thereof. If Landlord disapproves of any aspect of Tenant’s Plans, Landlord shall deliver to Tenant written notice specifying in detail a commercially reasonable basis for such disapproval. In the event of disapproval as provided above, Tenant and Landlord shall confer for the purpose of mutually agreeing on the revisions to be made and, upon reaching agreement, Tenant shall promptly procure and resubmit revised Tenant’s Plans to Landlord for its review. Landlord’s approval or disapproval of any re-submissions shall be made within five (5) business days after receipt of such revisions by Landlord. The process of submission and approval or disapproval shall continue until Tenant’s Plans have been approved by Landlord. Once approved, Tenant shall not make any material change to the Tenant’s Plans affecting the structural, mechanical, electrical or other key system of the Building without Landlord’s written consent, which consent shall not be unreasonably withheld.
(e)    Tenant agrees that no change to Tenant’s Plans or Tenant’s Construction Work requested by Landlord shall entitle Tenant to payment from Landlord unless: (A) such change involves work of a materially different nature, character, scope and cost than that of the requirements set forth in or reasonably inferable from this Exhibit F, (B) Landlord has requested Tenant to proceed with such change in a writing in which Landlord acknowledges its responsibility for the cost of such change, and (C) such change is not required as a result of any non-conformity, error, omission or defect in Tenant’s Plans or Tenant’s Construction Work.
(f)    Landlord’s approval of Tenant’s Plans shall not render Landlord responsible or liable for, and shall not diminish the responsibility or liability of Tenant for, the professional quality, sufficiency and completeness of such documents. Unless otherwise expressly agreed to by Landlord in writing, the inclusion of or failure to include any particular item in Tenant’s Plans shall not relieve Tenant of the obligation to prepare Tenant’s Plans in accordance with the standards and conditions set forth herein.
(g)    At Tenant’s option, Cresa (or Tenant’s designated representative) together with The Koman Group, L.L.C. (“TKG”) will competitively bid the Tenant’s Work to at least three (3) general contractors reasonably approved by Tenant and Landlord. Subject to the terms of Section 6 of the Lease and all applicable Disadvantaged Business Enterprise requirements that Landlord may be required to satisfy for the rehabilitation of the Project, Tenant and TKG shall collaborate to choose the general contractor for the Tenant’s Work and such subcontractors as are reasonably acceptable to Tenant. The construction contract for the Tenant’s Work shall be in the name of Landlord and shall contain terms and conditions reasonably acceptable to Tenant including, but not limited to (a) a fixed amount for general conditions; (b) warranties for at least twelve (12) months after Substantial Completion; (c) change order procedures; and (d) consequences for delayed delivery.
3.    Tenant’s Construction Work.
(a)    “Tenant’s Construction Work” shall mean all labor, supervisions, materials, fixtures, special facilities, built-ins, equipment, tools, supplies, taxes, permits (including occupancy permits), building and occupancy permit related inspections, and other property and services necessary to timely and properly produce all work and completed construction required or reasonably inferable from the Tenant’s Plans, and all work, services, and materials necessary to produce fully connected, complete,

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operational and functional systems and finishes. In determining what is inferable from the Tenant’s Plans, all such documents shall be construed together, and shall not be read by separate trade areas or design divisions, and shall be read as intending fully connected, complete, operational and functional systems and finishes ready for use by Tenant. Tenant’s Construction Work shall be constructed in a good and workmanlike manner in accordance with Tenant’s Plans that have been approved by Landlord pursuant to Section 2(d) of this Exhibit F, generally acceptable construction and engineering practices and applicable standards of care.
(b)    TKG will act as construction manager for construction of the Tenant’s Work for a fee equal to two percent (2%) of the lesser of (i) hard costs of construction of the Tenant’s Work and (ii) the Tenant Improvement Allowance. Provided, however, no construction management fee shall be payable if Tenant uses the same general contractor for Tenant’s Work as Landlord uses for Landlord’s Work. The parties agree that the contract for the Tenant’s Work shall have its own fixed general conditions for the contractor (but none for the construction manager). The cost of general conditions shall be billed separately from the foregoing construction management fee. TKG’s duties as construction manager shall include the selection of the general contractor for the Tenant’s Work, and general oversight of the completion of the Tenant’s Work in accordance with the requirements of this Lease. Tenant’s Work shall be performed with its best skills and resources consistent with applicable standards of professional skill, care and diligence in order to discharge Tenant’s responsibilities pursuant to the Lease. TKG and Tenant shall enter into a separate agreement outlining the parties’ responsibilities. Tenant acknowledges and agrees that the performance of work hereunder together with or under the supervision of an architect, engineer or general contractor shall not relieve, reduce or diminish Tenant’s liability to Landlord for errors, omissions, deficiencies, breaches of contract or breaches of warranty in connection with the performance of Tenant’s Work on the Demised Premises by Tenant or its contractors. Tenant agrees that Landlord’s failure to discover defects, deficiencies or other problems in Tenant’s Work shall not in any way constitute a waiver or acceptance of any such defect, deficiency or other problem or in any way affect or reduce Tenant’s responsibilities or obligations pursuant to the Lease.
(c)    TKG shall cause its general contractor to supervise and direct the Tenant’s Work using its best skill and attention. Tenant shall direct Tenant’s architect to provide regular updates and notices of any changes to Landlord and TKG. Tenant’s general contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Tenant’s Work. If such work is not being performed to the reasonable satisfaction of Tenant, Landlord agrees to use commercially reasonable efforts to ensure that Tenant’s Work shall be finalized in compliance with Tenant’s Plans.
(d)     Tenant shall have access to the Tenant’s Work in progress, and may observe Tenant’s Work. Tenant shall have access to the Landlord’s Work in progress and may observe Landlord’s Work.
(e)    TKG shall require the Tenant’s Work contractors to initiate, maintain and supervise reasonable safety precautions and programs in connection with the performance of Tenant’s Work.
(f)    TKG shall take reasonable measures to sequence, coordinate and perform Tenant’s Work in a manner as to reasonably minimize disruption to Landlord’s Work.
(g)    Tenant shall furnish to Landlord “as built” drawings of the Tenant’s Work, consisting of record drawings of the installed condition of each component of the Tenant’s Work. Such record drawings shall be submitted in a final package by Tenant’s general contractor to Landlord within ninety (90) days after completion of the Tenant’s Work in an editable CAD format.

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(h)    TKG shall impose on and enforce all applicable terms of this Exhibit F against Tenant’s contractors.
4.    Time for Completion. TKG agrees to diligently supervise performance to Move-In Completion of the Landlord’s Work and Tenant’s Work and endeavor to accomplish Move-In Completion of Landlord’s Work and Tenant’s Work on or before January 8, 2015 subject to Force Majeure Delays and Tenant Delays. As used in this Exhibit F or elsewhere in the Lease when such term is used to refer to Landlord’s Work or Tenant’s Work, the term “Substantial Completion” refers to the degree of completion of the Landlord’s Work or Tenant’s Work when it is sufficiently complete in accordance with Exhibit D, this Exhibit F, and all Legal Requirements (except for punch list items in accordance with Section 1.3), to allow for the utilization of the Demised Premises for their indicated purposes, a certificate of occupancy has been issued to Tenant for the Building, the removal of all rubbish, tools, scaffolding, and surplus materials and equipment from use of the entire Building and a “Certificate of Substantial Completion” has been executed by all necessary parties, including Tenant.
5.    Insurance. Tenant shall, in addition to the insurance it is to procure and maintain as set forth in Section 14 of the Lease, shall pay for builder’s risk insurance with a limit of no less than the full replacement value of Tenant’s Work, subject to any further requirements of Landlord’s lenders and historic tax credit investors. Said insurance shall name Landlord and Landlord’s designees as additional insureds and shall be non-cancelable except upon thirty (30) days’ notice to Landlord. Binding certificates evidencing such coverage shall be delivered by Tenant to Landlord five (5) days prior to Tenant or Tenant’s general contractor commencing construction. Landlord will agree to include such builder’s risk coverage with its coverage for Landlord’s Work and shall provide Tenant will an allocated breakdown of the costs therefor.
6.    Indemnification. Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord and its agents, representatives, employees, directors, officers, members, and Landlord’s contractors, and their partners, members, directors, officers, employees and agents, Landlord’s other tenants, and their partners, members, directors, officers, employees and agents (“Landlord Parties”), from and against any and all Damages (as defined in Exhibit D to the Lease) arising out of or in connection with the activities of any party for which Tenant is responsible, or the entry of Tenant or its contractor into the Building and the Demised Premises, including, without limitation, mechanic’s liens or the cost of any repairs to or re-design to the Demised Premises or Building necessitated by activities of Tenant (unless such re-design is due to a Material Change in Landlord’s Final Plans) and bodily injury to persons or damage to the property of Landlord, its employees, agents, invitees, licensees or others, except to the extent that such Damages arise out of the willful misconduct or negligent act or omission of Landlord or from Landlord’s breach of its obligations hereunder or under the Lease. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and in the Lease and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease. If it shall finally be determined (pursuant to a final unappealable judgment) by a court of competent jurisdiction that Tenant was not required to indemnify or hold harmless any of the indemnitees listed in this paragraph, Landlord shall reimburse, or shall cause the indemnified party to reimburse, Tenant for all or such portion of the costs and expenses incurred by Tenant (or its insurance carrier) with respect only to those specific indemnitees whom the court determines Tenant was not obligated to defend, indemnify or hold harmless under the terms of this paragraph. Tenant’s obligations and liabilities pursuant to this Section shall survive the completion of the Tenant’s Work or earlier termination of this Exhibit F. In no event shall the Landlord Parties be liable for consequential, incidental or special damages of any type.
7.    Tenant Improvement Allowance. Landlord shall provide Tenant the Tenant Improvement Allowance for performance of the Tenant’s Work. The Tenant Improvement Allowance

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granted by Landlord may be used interchangeably at Tenant’s option for construction of the Demised Premises, including but not limited to:
(a)    Tenant’s Work;
(b)    Space planning, engineering and design costs;
(c)    Project management costs paid to TKG;
(d)    Permit fees; and
(e)    Construction and Project Management fees.
Notwithstanding the foregoing, Tenant agrees that it will use all good faith efforts to use the Tenant Improvement Allowance for costs which will maximize the value of the Incentive Program implemented by Landlord and its affiliates in connection with the Project. Further, all improvements to the Demised Premises and the Building funded from the Tenant Improvement Allowance or any other allowances provided by Landlord (except for any trade fixtures, equipment and furniture as permitted above) shall be the property of Landlord, insured by Landlord and booked as an asset of Landlord for all financial accounting, tax and insurance purposes. Up to Ten Dollars ($10.00) per RSF of the Demised Premises of the Tenant Improvement Allowance may be used for (x) moving costs and move related expenses and (y) Rent, furniture, fixtures, equipment, signage and phone/data cabling.

Tenant shall be responsible for any costs of Tenant’s Work approved by Tenant in excess of the Tenant Improvement Allowance (“Excess Costs”). Landlord shall pay to Tenant or to the parties performing the Tenant’s Work the Tenant Improvement Allowance in multiple disbursements within thirty (30) days following the receipt by Landlord of a request for payment. As a condition precedent to the payment to Tenant of the final payment of the Tenant Improvement Allowance, TKG agrees to obtain and deliver to Landlord upon completion, written, unconditional waivers of mechanics’ and materialmen’s liens against the Building and the land upon which it is situated from all contractors, sub-contractors, laborers and material suppliers for all work, labor and services that were performed and materials furnished in connection with Tenant’s Work for the last draw request.

8.    Change Orders. The parties agree that they shall provide Tenant the opportunity to request and direct changes to the scope of the Landlord’s Work after the final approval of the Landlord’s Plans and to the Tenant’s Work after the final approval of the Tenant’s Plans (“PCO”). In the event that Tenant desires to submit a PCO to Landlord, Tenant shall provide a description of the proposed change in the Work to Landlord and Landlord shall promptly thereafter notify Tenant as to the following items regarding the PCO (“PCO Response”):

a.    The net additional cost to be incurred to incorporate the PCO into the appropriate Work (which shall be at Landlord’s cost);

b.    Any changes to the Project construction schedule that will be caused by the PCO; and

c.    Any additional considerations or suggestions for Tenant.

Promptly after receipt of Landlord’s PCO Response, Tenant shall discuss with Landlord and determine whether or not Tenant accepts the terms of Landlord’s PCO Response. Upon final implementation of any PCO, the parties shall provide a written document confirming the changes to the plans, schedule or costs

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and such writing shall be referred to as a “Change Order”. Landlord agrees to work in good faith with Tenant to implement any PCOs as Tenant may request.

Change Orders must be executed by Ellen Theroff, Susan Kopp, or Mary Kullman on behalf of Tenant and by Jason Braidwood or Josh Udelhofen on behalf of the Landlord, or such other persons as the parties may designate in writing.

9. Delays. Landlord shall not be responsible for any delay in Tenant’s Work (and resulting delivery of the Demised Premises) which is caused by Tenant or due to Force Majeure Delays. Tenant shall be deemed to have caused a Tenant Delay in Landlord’s Work or Tenant’s Work if Tenant:

(a)    fails to approve, or disapprove with reasonable grounds therefor, a general contractor for Tenant’s Work within five (5) business days of TKG’s selection thereof;
(b)    fails to submit Tenant’s Plans in accordance with Section 2(a) to Landlord for Landlord’s review on or before May 15, 2014 unless such failure is due to Landlord’s action or inaction;
(c)    fails to approve or provide specific revisions within five (5) business days to the construction documents for Tenant’s Work submitted in writing by Landlord or TKG to Tenant;
(d)    fails to respond within five (5) business days to the final budget plan submitted in writing by Landlord or TKG to Tenant;
(e)    fails to approve in writing, within five (5) business days, a revised budget plan for Tenant’s Work submitted in writing by Landlord or TKG to Tenant;
(f)    fails to release for work, within five (5) business days, any subcontractor submitted by Landlord, the general contractor or TKG to Tenant for authorization;
(g)    fails to approve or disapprove in writing, within five (5) business days, a change order request submitted in writing by Landlord or TKG to Tenant for approval;
(h)    fails to approve or provide specific revisions within five (5) business days to the Landlord’s Final Plan prepared by Landlord and its architect;
(i)     takes such an action or fails to take an action Tenant is expressly obligated or prohibited to take hereunder; or
(j)     uses non-union labor which results in a delay of the Landlord’s Work or Tenant’s Work.
If a delay in the Substantial Completion of Landlord’s Work or Tenant’s Work is caused by a Tenant Delay, then the Lease Commencement Date shall be deemed to be the date that would have been the Lease Commencement Date had a Tenant Delay not occurred and any rent credits due Tenant for a delayed Lease Commencement Date shall be deemed waived to the extent caused by the Tenant Delay. Notwithstanding the above, for an act or omission of Tenant to constitute a Tenant Delay, such act or omission must be the proximate cause of the period of delay in the Lease Commencement Date asserted by the Landlord to be the result of such Tenant Delay. Landlord agrees to document all Tenant Delays and Force Majeure and to provide Tenant with notice with specificity of the same as soon as the Landlord becomes aware of any such Tenant Delay or Force Majeure occurrence.

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EXHIBIT G
LEASE COMMENCEMENT CERTIFICATE
This Certificate, dated as of ________________, 201__, is being provided pursuant to the terms and provisions of that certain Lease Agreement dated ________ (the “Lease”), between Market 700, LLC (“Landlord”) and The Laclede Group, Inc. (“Tenant”). Landlord and Tenant desire to confirm that the following terms that are defined in the Lease shall have the meanings set forth below for all purposes in the Lease:
1.    The Occupancy Date is ___________________________, 201__.
2.    The Lease Commencement Date is _________________, 201__.
3.    The date upon which Tenant shall commence to pay Base Annual Rent is ___________, 201__.
4.    The date of Full Occupancy is _________________, 20__.
5.    The Base Year is from ____________, 20__ to ______________, 20__.
6.    The initial Term shall expire on __________________, 20____.
7.    The square footage of the Demised Premises is ________ rentable square feet. The square footage of the Building is ________ rentable square feet.
8.    All initial improvements and work to be performed by Landlord pursuant to the Lease, including but not limited to Tenant’s Work, have been Substantially Completed to Tenant’s satisfaction.
9.    The Base Annual Rental for the first year of the Term is $________, payable in monthly installments of $________.
10.    All policies or certificates of insurance and evidence of payment of premiums for all insurance required pursuant to the terms of the Lease have been delivered by Tenant to Landlord.
11.    The address for notices to Tenant following the Lease Commencement Date is: _________________________________________________________________.

TENANT:

THE LACLEDE GROUP, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

LANDLORD:

MARKET 700, LLC
By: The Koman Group, L.L.C., its Property Manager

By: _____________________________
Name: ___________________________
Title: ____________________________

LEASE AGREEMENT	G-1

EXHIBIT H

Reserved
Tenant Items
Tenant’s FF&E
Tenant’s Security Equipment
Tenant’s emergency generator
Tenant’s supplementary HVAC system (if agreed to by Landlord and Tenant)

LEASE AGREEMENT	H-1

EXHIBIT I

SCHEDULE OF HOLIDAYS
New Years Day
Memorial Day
Independence Day
Labor Day
Thanksgiving
Christmas

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EXHIBIT J
JANITORIAL SPECIFICATIONS
Landlord shall provide the janitorial services as outlined below as part of the operations of the Building (“Building Standard Janitorial”). Tenant shall be responsible for the cost of any requested services not included in the Building Standard Janitorial (“Excess Services”). Tenant, at Tenant’s option, shall pay for Excess Services either: (i) directly to the janitorial service provider, or (ii) through Landlord, provided that Landlord may collect from Tenant a commercially reasonable administrative fee.
The janitorial service provider shall run background checks on the janitorial staff. The janitorial staff shall dress appropriately and wear proper identification when cleaning the Demised Premises.
The day porter shall check the restrooms in the Demised Premises two (2) times per day and restock as needed. The day porter shall promptly respond to Tenant’s requests for mopping floors for spills and other special requests.
Building Standard Janitorial
SERVICE NIGHTLY: (Five-nights per week; Monday through Friday)
Service to tenant areas:
1.    Empty all wastebaskets and trash containers, replacing liner, if soiled.
2.    Remove all refuse to the dumpster.
3.    Dust desks and furniture (janitorial staff will not move personal items).
4.    Damp wipe vinyl furniture per Tenant’s instructions.
5.    Remove fingerprints and smudges from cleared desks and table tops (janitorial staff will not move personal items).
6.    Damp wipe sinks, cabinets, and refrigerator exteriors.
7.    Vacuum all carpeted areas.
8.    Remove carpet stains and spots within 48 hours of notification, limited to less than quarter size stains and no more than six spots in a 1200 sf area.
9.    Sweep tile floors.
10.    Damp or wet mop tile and vinyl floors, including all coffee and kitchen/pantry areas.
11.    Remove fingerprints from doors, door facings, switch plates.
12.    Clean and disinfect all drinking fountains.
13.    Move chairs away from conference room tables to vacuum underneath.
14.    Damp wipe all tables and chairs within the kitchen and pantry areas of the Demised Premises.
15.    Damp wipe counters and sinks in coffee areas of the Demised Premises.
16.    Damp wipe coffee brewers and wash coffee pots in coffee areas of the Demised Premises

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Service to restrooms:
1.    Wash and disinfect all toilets, urinals, and wash basins.
2.    Wipe partitions, ledges, receptacles and dispensers.
3.    Damp wipe all urinal partitions.
4.    Empty waste paper and sanitary napkin containers and install new paper bag in napkin container.
5.    Clean all mirrors.
6.    Sweep and mop floors with germicidal disinfectant cleaner.
7.    Remove fingerprints from doors, door facings, switch plates, and partitions.

Service to common areas:
1.    Clean building entrance doors to remove all fingerprints and dirt.
2.    Sweep walkways and remove litter from outside of building entrance.
3.    Dust mop and wet mop tile floors to remove spills and soil.
4.    Remove fingerprints from all door facings, switch plates, walls, and glass.
5.    Clean and disinfect all drinking fountains.
6.    Vacuum all carpet.
7.    Empty all wastebaskets and remove refuse to dumpster.
8.    Clean all elevator tracks.

SERVICE WEEKLY:
Service to all areas:
1.    Dust window sills, ledges and other exposed surfaces (janitorial staff will not move personal items).
2.    Dust overhead vents and diffusers.
3.    General cleaning of interior glass partitions (excluding windows) as needed.

Janitorial Closets:
1.    Clean and organize janitorial closets.
2.    Clean sink, floor, door and walls.

SERVICE MONTHLY:
Service to all areas:

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1.    Detail dust all areas not reached in daily or weekly service.
2.    Damp wipe interior of microwaves within the kitchen and pantry areas of the Demised
Premises.
3.    Clean cubical glass and window lights.

SERVICE QUARTERLY:
Service to all areas:
1.    Machine polish all vinyl tile floors.
2.    Machine scrub all restroom floors.
3.    Dust window blinds on both sides.

SERVICE SEMI-ANNUALLY:
Service to all areas:
1.    Scrub and recoat all vinyl tile floors.

Service to restrooms:
1.    If marble or terrazzo floors, diamond polish marble floors or use an appropriate cleaner for the terrazzo floor.

SERVICE ANNUALLY:
Service to all areas:
1.    Strip and wax all vinyl tile floors.

Window Washing
1.    All exterior windows shall be cleaned two (2) times per year
2.    The interior face of all exterior windows shall be cleaned one (1) time per year

LEASE AGREEMENT	J-3

EXHIBIT K

TAX SCHEDULE

EXHIBIT K
Tax Schedule

Building RSF			127,468
Annual Growth Rate			3%

TIF Year	Calendar Year (Computation Year)		Total Taxes (Including PILOT's)
1	2015	$4.50	$573,606
2	2016	$4.64	$590,814
3	2017	$4.77	$608,539
4	2018	$4.92	$626,795
5	2019	$5.06	$645,599
6	2020	$5.22	$664,967
7	2021	$5.37	$684,916
8	2022	$5.53	$705,463
9	2023	$5.70	$726,627
10	2024	$5.87	$748,426
11	2025	$6.05	$770,878
12	2026	$6.23	$794,005
13	2027	$6.42	$817,825
14	2028	$6.61	$842,360
15	2029	$6.81	$867,631
16	2030	$7.01	$893,659
17	2031	$7.22	$920,469
18	2032	$7.44	$948,083
19	2033	$7.66	$976,526
20	2034	$7.89	$1,005,822
21	2035	$8.13	$1,035,996
22	2036	$8.37	$1,067,076
23	2037	$8.62	$1,099,088

LEASE AGREEMENT	K-1

EXHIBIT L
PROJECT SCHEDULE

TASK	DATE
Core and Shell plans to be provided in Revit and to include conceptual locations for restrooms, janitors closets, mechanical rooms, electrical rooms, vertical penetrations, chases, building owner occupied spaces and all other non-tenant rooms
January 24, 2014
Submission of Landlord’s Base Building Concept Plans to Tenant	January 31, 2014
Final approval of Landlord’s Base Building Concept Plans	February 7, 2014
Submission of Tenant’s final space plans to Landlord	February 28, 2014
Final approval of Tenant’s space plans	March 7, 2014
Submission of Landlord Plans to Tenant	March 24, 2014
(Plans to be provided in Revit and to include locations for restrooms, janitors closets, mechanical rooms, electrical rooms, vertical penetrations, chases, building owner occupied spaces and all other non-tenant rooms)

Final Approval of Landlord Plans	April 11, 2014
Submission of Tenant’s Plans to Landlord	May 15, 2014
Final Approval of Tenant’s Plans	June 1, 2014
Submission of Bid Summary for Tenant’s Work to Tenant	June 13, 2014
Approval of Tenant General Contractor	July 1, 2014
Agreement for Move-In Schedule of access to elevators for Tenant’s Move-In	August 1, 2014
Tender of entire Building to Tenant for installation of Tenant’s FF&E with Move-In Completion	January 8, 2015
Substantial Completion of Landlord’s Work and Substantial Completion of Tenant’s Work and the Lease Commencement Date	On or before March 1, 2015

SLC-7014153-10    2

LEASE AGREEMENT	2